Exhibit 2.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEXEO THERAPEUTICS, Inc.,

MAGMA MERGER SUB INC.,

MANTLE Therapeutics Inc.,

AND

Shareholder Representative Services LLC,

SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE SELLERS

Dated as of September 16, 2026

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TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		3
1.1	General	3
1.2	Definitions	3
1.3	Interpretation	23
ARTICLE 2 THE CONTEMPLATED TRANSACTIONS		23
2.1	The Merger	23
2.2	Closing; Effective Time; Effect of the Merger	24
2.3	Certificate of Incorporation and Bylaws of the Surviving Corporation	24
2.4	Directors and Officers of the Surviving Corporation	24
2.5	Effect of Merger on Company Capital Stock and Company SAFEs	24
2.6	Reserved.	26
2.7	Treatment of Equity Awards	26
2.8	Rights Cease to Exist	26
2.9	No Fractional Shares; No Transfer of Rights	26
2.10	Delivery of Calculations	27
2.11	Payments At Closing	28
2.12	Additional Cash Payment.	28
2.13	Non-Conversion	29
2.14	Paying Agent; Submission of Letters of Transmittal	30
2.15	No Liability	31
2.16	Withholding Taxes	31
2.17	Adjustments	31
2.18	Milestones	31
2.19	Tax Treatment	34
2.20	Post-Closing Adjustment Amount	34
2.21	Further Action	36
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		36
3.1	Organization and Good Standing	36
3.2	Authority Relative to this Agreement	37
3.3	Capitalization	38
3.4	Non-contravention	39
3.5	Brokers’ Fees	39
3.6	Title to Assets	39
3.7	Financial Statements	40
3.8	Undisclosed Liabilities	40
3.9	Absence of Certain Changes	40
3.10	Litigation; Compliance with Laws	41
3.11	Tax Matters	41
3.12	Intellectual Property	44
3.13	Privacy and Information Security	46
3.14	Health Care Matters	47
3.15	Other Regulatory Compliance	48
3.16	Contracts	49
3.17	Employee Benefits and Employment Matters	52
3.18	Environmental Matters	57
3.19	Insurance	58
3.20	Certain Business Relationships	58
3.21	Books and Records	58
3.22	Legal Compliance; Permits	59
3.23	Anti-Bribery and Anti-Corruption	59
3.24	Export Control	60
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3.25	Information Statement	60
3.26	Suppliers	60
3.27	Disclosure	60
3.28	Disclaimer of Representations and Warranties	61
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		61
4.1	Organization and Good Standing	61
4.2	Authority Relative to this Agreement	61
4.3	Non-contravention	62
4.4	Capitalization	62
4.5	Litigation; Compliance with Laws	63
4.6	Brokers’ Fees	63
4.7	Operations of Merger Sub	63
4.8	Securities Laws	63
4.9	Disclaimer of Representations and Warranties	63
ARTICLE 5 CERTAIN COVENANTS AND AGREEMENTS		64
5.1	General	64
5.2	Information Statement	67
5.3	No Solicitation of Transactions	68
5.4	Anti-Takeover Statutes	68
5.5	Consents	68
5.6	Notice of Developments	68
5.7	Access	69
5.8	Public Announcements	69
5.9	Termination of 401(k) Plans	70
5.10	280G Stockholder Approval	70
5.11	Tax Matters	70
5.12	Data Room	71
5.13	Termination of Company Employees and Company Contractors	71
5.14	Employment and Consulting Agreements with Key Employees	72
5.15	Increase to Authorized Parent Restricted Stock	72
ARTICLE 6 CONDITIONS TO OBLIGATION TO CLOSE		72
6.1	Conditions to Obligations of Each Party under This Agreement	72
6.2	Additional Conditions to Obligations of Parent and Merger Sub	72
6.3	Additional Conditions to Obligation of the Company	75
ARTICLE 7 INDEMNIFICATION		76
7.1	Indemnification	76
7.2	Mechanics of Claims	78
7.3	Survival	81
7.4	Release of Indemnity Amount	81
7.5	Payment of Escrow Amount	81
ARTICLE 8 TERMINATION		82
8.1	Termination of Agreement	82
8.2	Effect of Termination	83
ARTICLE 9 MISCELLANEOUS		83
9.1	Expenses	83
9.2	Remedies	83
9.3	No Third-Party Beneficiaries	84
9.4	Entire Agreement	84
9.5	Succession and Assignment	84
9.6	Counterparts; Electronic Delivery	84
9.7	Survival	84
9.8	Headings	84
9.9	Notices	84
9.10	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	86
9.11	Amendments and Waivers	86
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9.12	Further Assurances	86
9.13	Severability	87
9.14	Disclosure Schedule	87
9.15	Consent to Representation	87
9.16	Representative	89

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TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Stockholder Support Agreement
Exhibit C	Certificate of Merger
Exhibit D	Form of SAFE Cancellation Agreement
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Accredited Investor Questionnaire
Exhibit G	Description of Milestone Products and MTL104 Product
Exhibit H	Form of Employment Agreement
Exhibit I	Form of Consulting Agreement

SCHEDULES

Schedule A	Key Stockholders
Schedule B	Restrictive Covenant Parties
Schedule C	Example Net Working Capital Calculation
Schedule D	Company SAFEs and Company Convertible Notes
Schedule E	Key Employees
Schedule F	Special Indemnity Schedule
Schedule G	Company Disclosure Schedule

1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is made and entered into as of September 16, 2026 by and among: (i) Lexeo Therapeutics, Inc., a Delaware corporation (“Parent”); (ii) Magma Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Mantle Therapeutics Inc., a Delaware corporation (the “Company” and together with Parent, the “Parties” and each a “Party”); and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Sellers (the “Representative”). Capitalized terms used herein have the meanings ascribed thereto in ARTICLE 1 or elsewhere in this Agreement as identified in ARTICLE 1.

RECITALS

A. The Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, Merger Sub shall cease to exist and the Company shall survive the Merger and become a wholly-owned subsidiary of Parent.

D. The board of directors of the Company (the “Company Board”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger and the other Transactions to which the Company is a party; and (iv) directed that this Agreement be submitted to the stockholders of the Company for adoption.

E. The respective boards of directors of Parent and Merger Sub, have by resolutions thereof duly adopted: (a) determined that it is in the best interests of Parent and Merger Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, and, in the case of Parent, the issuance of the Parent Restricted Stock, in each case, in accordance with the DGCL.

F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each holder of Company Capital Stock listed on Schedule A hereto (the “Key Stockholders”) is delivering to Parent and the Company: (i) a duly executed irrevocable written consent in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent”), which written consents (a) are conditioned upon, and shall become effective immediately following, the execution and delivery of this Agreement (the “Written Consent Effective Time”) and, (b) when effective, shall constitute, collectively, the receipt of the Requisite Stockholder Approvals; and (ii) a duly executed support agreement in the form attached as Exhibit B (including, if applicable, on behalf of such Key Stockholder in its capacity of a holder of a Company SAFE), with such changes and modifications as may be mutually agreed by Parent and the Company (each a “Stockholder Support Agreement”).

G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the individuals set forth on Schedule B hereto (each, a “Restrictive Covenant Party”), are delivering to Parent and the Company a restrictive covenant agreement (the “Restrictive Covenant Agreement”) in substantially the form attached hereto as Exhibit E.

I. The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other Transactions and also to prescribe certain terms and conditions to the Merger.

2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2 Definitions. As used herein, the following terms have the meanings ascribed to them in this Section 1.2 above:

“401(k) Plan” has the meaning set forth in Section 5.9.

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire used to determine the status of Company Stockholders as either Accredited Investors or Non-Accredited Investors in form and substance reasonably satisfactory to Parent and the Company, in the form attached hereto as Exhibit F.

“Additional Cash Payment” shall mean $1,000,000.

“Additional Cash Payment Spreadsheet” has the meaning set forth in Section 2.12(b).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.

“Aggregate Company SAFE Cash Amount” means the aggregate amount of cash included in the SAFE Consideration payable in respect of all Company SAFEs.

“Aggregate Company SAFE Stock Amount” means the aggregate value, determined in accordance with this Agreement, of Parent Restricted Stock included in the SAFE Consideration payable in respect of all Company SAFEs.

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, U.K. Bribery Act, U.S. Travel Act, 18 U.S.C. section 201, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts, travel, or entertainment), directly or indirectly, to any Person, including any Government Official.

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“Applicable Matter” has the meaning set forth in Section 9.15(a).

“Approved Relatives” has the meaning set forth in Section 2.9(c).

“Base Upfront Cash Purchase Price” means $5,300,000.

“Basket” has the meaning set forth in Section 7.1(b).

“BIS” has the meaning set forth in Section 3.24.

“BLA” means (a) (i) a Biologics License Application submitted to the FDA, or any successor application or procedure, as more fully defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, or under Section 351 of the Public Health Service Act (PHSA), which is codified at 42 U.S.C. §262, or (ii) any non-United States counterpart of such a Biologics License Application, and (b) all supplements and amendments, including supplemental Biologics License Applications (and any non-United States counterparts) that may be filed with respect to the foregoing.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.5(b).

“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act.

“CARES Act Deferred Payments” means all employer payroll Taxes, the payment of which is deferred in accordance with the CARES Act.

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Chosen Court” has the meaning set forth in Section 9.10(b).

“Claim Certificate” has the meaning set forth in Section 7.2(a).

“Claimed Damages” has the meaning set forth in Section 7.2(b).

“Claims Period” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” means the amount of all cash and cash equivalents of the Company as of immediately prior to the Closing calculated in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (A) the current assets of the Company (excluding Closing Cash), reduced by (ii) the current liabilities of the Company (excluding Company Debt and Company Transaction Expenses), in each case calculated in accordance with GAAP and the example calculation set forth on Schedule C. For the avoidance of doubt, no Tax liabilities or assets shall be included in the calculation of Closing Net Working Capital.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, [***].

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 3.7(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Capital Stock” means, collectively, shares of the Company Common Stock and shares of Company Preferred Stock.

“Company Capital Stock Certificate” shall mean a certificate representing Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time, or an electronic book entry on the Company’s stock ledger through a service provider. For the avoidance of doubt, if and to the extent outstanding shares of Company Capital Stock are represented by certificates held in electronic form via an electronic platform, then references herein to “Company Capital Stock Certificate” shall refer to such certificate in electronic form.

“Company Charter” means the certificate of incorporation of the Company, as amended.

“Company Common Stock” means shares of the Company’s common stock, par value $0.00001 per share. For the avoidance of doubt, Company Restricted Stock constitutes Company Common Stock.

“Company Contractor” means any current or former consultant, advisory board member and independent contractor of the Company, including service providers, staffing agencies and their employees, freelancers and sub-contractors.

“Company Convertible Note” shall mean each Convertible Promissory Note of the Company issued and outstanding as of the date hereof, as amended, including the Principal Amount of Note (as defined in each Company Convertible Note), accrued interest and other applicable terms, as set forth on Schedule D attached hereto.

“Company Convertible Note Holder” means a holder of a Company Convertible Note.

“Company Convertible Note Payoff Amount” means, with respect to each Company Convertible Note, the aggregate amount payable in cash to the applicable Company Convertible Note Holder pursuant to Section 2(d)(i) of such Company Convertible Note in connection with the consummation of the Transactions, equal to three (3) times the outstanding Principal Amount of Note thereof plus any unpaid accrued interest on the original Principal Amount of Note thereof, in each case calculated in accordance with the terms of such Company Convertible Note, and, with respect to all Company Convertible Notes, the aggregate of all such amounts.

“Company Data” means all data collected, generated, or received by or for the benefit of the Company, or otherwise within the possession or control of the Company or any Company Contractor or subcontractor, in connection with the development, testing, marketing, delivery, or use of any Company Product or the Business, including Personal Information.

5

“Company Debt” means as at any time with respect to the Company, without duplication: (i) any indebtedness or other obligation for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes, or similar instruments (including any applicable Company Convertible Note Payoff Amount); (ii) all Liabilities of such Person for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price obligations (other than trade payables or accruals incurred in the Ordinary Course); (iii) all Liabilities of such Person in respect of any capital lease or financing lease under GAAP and Liabilities arising under conditional sales Contracts or other similar title retention agreements; (iv) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all Liabilities of such Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging or other similar agreement designed to protect any member of the Company against fluctuations in interest rates; (vi) all Pre-Closing Taxes; (vii) any Liability of such Person for deferred revenue (calculated in accordance with GAAP); (viii) any Liability of such Person relating to any unpaid contributions or other obligations owed in respect of any Company Employee Plan or in connection with any accrued but unpaid severance, bonus, commission, accrued but unused vacation or paid time off, deferred compensation or obligation, in each case as of prior to the Effective Time including the employer portion of any employment, payroll or similar Taxes related thereto; (ix) all guarantees by such Person of any Liabilities of any other Person of a nature similar to the types of Liabilities described in clauses (i)–(viii) above, to the extent of the obligation guaranteed; (x) any CARES Act Deferred Payments; and (xi) all interest, fees, change of control payments, prepayment premiums, make-whole amounts and other expenses owed with respect to the indebtedness referred to in clauses (i) through (x) above; provided, however, that “Company Debt” specifically excludes (A) any Liabilities or other obligations to the extent included in the calculation of Closing Net Working Capital or Company Transaction Expenses or otherwise taken into account as a reduction to the Merger Consideration under this Agreement, (B) any Company Convertible Notes (only to the extent such Company Convertible Note is converted into Company Capital Stock immediately prior to the Effective Time in accordance with its terms) and (C) any Company SAFEs (only to the extent such Company SAFE is either (x) converted into equity of the Company immediately prior to the Effective Time in accordance with its terms or (y) cancelled and extinguished in exchange for the consideration payable in respect thereof pursuant to ARTICLE 2).

“Company Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in ARTICLE 3, attached hereto as Schedule G.

“Company Employee” means any current or former employee of the Company.

“Company Employee Plan” means any (A) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (B) stock option plan, stock purchase plan, equity-based plan, retention plan, profit sharing plan, bonus or incentive plan, program or arrangement, deferred compensation arrangement or agreement, severance pay plan, program or agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation or paid time off plan, and any other employee benefit plan, agreement or arrangement, not described in (A) above; and (C) plan or arrangement providing compensation to employee and non-employee directors, in each case that the Company or any ERISA Affiliate sponsors, contributes to or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the ERISA Affiliates (or their spouses, dependents, or beneficiaries).

“Company Equity Plan” means the Mantle Therapeutics Inc. 2023 Equity Incentive Plan.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Intellectual Property” has the meaning set forth in Section 3.12(c).

6

“Company’s Knowledge”, “Knowledge of the Company”, or any similar formulation, means the actual knowledge of [***].

“Company Leases” has the meaning set forth in Section 3.6.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Option” means an option to acquire shares of the Company’s Common Stock granted pursuant to the Company Equity Plan or otherwise.

“Company Patents” means all Patents Controlled by the Company as of the Closing Date.

“Company Preferred Stock” means, the Company Series Seed Preferred Stock and any other series of preferred stock of the Company as set forth in the Company Charter.

“Company Products” means [***].

“Company Restricted Stock” means any shares of Company Common Stock granted under the Company Equity Plan or otherwise that, as of immediately prior to the Effective Time, are subject to a risk of forfeiture or a right of repurchase.

“Company SAFE” shall mean each Simple Agreement for Future Equity of the Company issued and outstanding and has not been converted, cancelled, terminated or otherwise satisfied in full as of the date hereof, as amended, in such amounts (as defined in each Company SAFE), and such other terms, as set forth on Schedule D attached hereto.

“Company SAFE Holder” means a holder of a Company SAFE.

“Company Securities” means the Company Capital Stock, the Company Options, and any other Equity Interests of the Company (including, for the avoidance of doubt, the Company SAFEs).

“Company Series Seed Preferred Stock” means the series seed preferred stock, par value $0.00001 per share, of the Company.

“Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Intellectual Property or Company Products.

“Company Stockholders” means the holders of all issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time.

“Company Systems” has the meaning set forth in Section 3.12(f).

7

“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by the Company to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company and/or any of its stockholders in connection with the Transactions, plus (ii) (A) any bonus, severance, change-of-control, stay, or retention bonus or similar payment obligations (including amounts payable under the Company’s Transaction Bonus Plan) that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions (whether alone or in combination with any other event or circumstance, including a termination of service with the Company), whether before or after the Closing, by the Company to any present or former director, manager, stockholder, optionholder, Company Employee, or Company Contractor, (B) any accrued but unused vacation or any accrued but unused paid time off with respect to any Company Employee or Company Contractor and (C) without duplication of any other amounts included within this definition, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (A) and (B), as a result of the consummation of the Transactions (including the Merger) or in connection with the execution and delivery of the Agreement or any other Transaction Document, plus (iii) the employer portion of any employment or payroll Taxes that are accrued or payable on or as of the Closing Date in connection with any amounts described in (ii)(A) or (B) of this definition of Company Transaction Expenses, in each case (i) through (iii) above, to the extent such amount is unpaid as of the Closing plus (iv) fifty percent (50%) of the fees and costs associated with Paying Agreement and Escrow Agreement (with Parent responsible for the remaining fifty percent (50%) of such fees and costs) plus (v) the fees associated with any extended reporting period or tail policy insuring the current and former officers or directors of the Company as of immediately prior to the Closing.

“Competing Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the equityholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of the Company’s business); (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company; or (e) any combination of the foregoing.

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“Confidential Information” means proprietary information concerning the Company, including information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, Company Employees, Company Contractors, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. Confidential Information shall not include such information that (A) is available to the public (other than as a result of a disclosure in violation of the terms of this Agreement or the Confidentiality Agreement), (B) was disclosed to party by a third party not known to such party to be under any obligation to keep such information confidential, or (C) was independently developed by a party without reference to the other party to this Agreement’s Confidential Information. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May, 20, 2026, by and between the Company and Parent.

“Control” means, with respect to any know-how or patents, the possession by a Party of the right to transfer or grant a license, sublicense or other rights to such know-how or patents (before giving effect to the rights granted by one Party to the other Party pursuant to this Agreement), without violating the terms of any agreement or arrangement with any third party and without violating any applicable Law and without any obligation to make payments to any third party.

“Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Cover” means, with respect to (a) a Milestone Product and (b) a Patent, that, in absence of a (sub)license under, or ownership of, such Patent and in the absence of the benefit of the safe harbor provision under 35 U.S.C. Section 271(e)(1) or other applicable Law, the making, selling, using, offering for sale, importing or exporting of such Milestone Product would infringe a Valid Claim of such Patent as issued.

“Current Representation” has the meaning set forth in Section 9.15(a).

“Damages” means, collectively, all debts, obligations, losses, Liabilities, diminutions in value, damages, penalties, costs of investigation and other costs and expenses, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, direct or indirect, due or to become due, accrued or not accrued, asserted or unasserted, related or not related to a Third-Party Claim or otherwise; provided, however, that the existence or assertion of claim shall not constitute Damages except to the extent such claim results in any actual loss, damage, cost or expense incurred in connection therewith.

“Deal Communications” has the meaning set forth in Section 9.15(b).

“Designated Person” has the meaning set forth in Section 9.15(a).

“DGCL” has the meaning set forth in the Recitals.

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“Dissenting Shares” means shares of Company Capital Stock (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental, Health and Safety Requirements” means all applicable Laws now or hereafter in effect concerning or relating to worker/occupational health and safety, pollution or protection of the environment or natural resources, or the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, or remediation of any Hazardous Material or any product containing a Hazardous Material, including product content and product take-back laws, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Account” means an escrow account established by Parent for a period ending on the date that is fifteen (15) months following the Closing, for the purposes of adjustments to the Upfront Cash Purchase Price as set forth in Section 2.20 and of Parent’s indemnification rights as set forth in ARTICLE 7.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into at the Closing by the Representative, the Parent and the Escrow Agent.

“Escrow Amount” means $830,000.

“Expense Fund” has the meaning set forth in Section 9.16(e).

“Expense Fund Amount” means $250,000.

“Export Approvals” has the meaning set forth in Section 3.24.

“FD&C Act” has the meaning set forth in Section 3.15(a).

“FD&C Permits” has the meaning set forth in Section 3.15(c).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Laws and Regulations” has the meaning set forth in Section 3.15(a).

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“Filing” means receipt of written notification from the FDA that an NDA is sufficiently complete to permit a substantive review, as described in 21 CFR 314.101(a), or that a BLA is considered filed as described in 21 CFR 601.2.A.

“Final Calculation” has the meaning set forth in Section 2.20(a).

“Final Upfront Cash Purchase Price” means the sum of (i) the Base Upfront Cash Purchase Price, plus (ii) Closing Cash, minus (iii) the Company Debt, minus (iv) the Company Transaction Expenses, minus (v) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital plus (vi) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold.

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Financing Trigger” has the meaning set forth in Section 2.12(a)(ii).

“Fraud” means intentional fraud (with scienter) under Delaware common law (including as an element the intent that the other party relied thereon to its detriment).

“Fully Diluted Shares of Company Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), plus (b) the aggregate number of shares of Company Capital Stock issuable upon exercise of all Company Options that are issued and outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Capitalization), Section 3.4 (Non-contravention), Section 3.5 (Brokers’ Fees), Section 3.6 (Title to Assets), Section 3.11 (Taxes), Section 3.12 (Intellectual Property) and Section 3.15 (Other Regulatory Compliance).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“GLP” means all applicable then-current good laboratory practice standards as are promulgated by applicable Governmental Authorities in the relevant country or other jurisdiction, including: (a) in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, as may be applicable from time to time; and (b) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Governmental Authorities outside the United States, as may be applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GLP.

“GLP Toxicology Study” means a toxicology study of the relationship between dose or concentration of a test article and its effects on an exposed animal, where the study evaluates the onset, severity and duration of toxic effects and their dose dependency with the goal of establishing a safety profile and is required for a submission of an IND.

“Government Contract” has the meaning set forth in Section 3.16(a).

“Government Official” means any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, in whole or in part.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or any other public authority, or any department, division, branch or other instrumentality of the foregoing, whether foreign, federal, state or local.

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“Hazardous Material” means any material, chemical, substance, emission, or waste that is regulated or limited pursuant to any Environmental, Health and Safety Requirement, or that is, classified, or otherwise characterized under or pursuant to any Environmental, Health and Safety Requirement as “hazardous,” “biohazardous,” “infectious,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, biological and/or medical waste, asbestos in friable form, polychlorinated biphenyls, radon, and urea formaldehyde insulation.

“Health Care Laws” means all Laws that pertain to health care and that are applicable to the operations of the Company, including: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any criminal Laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (iv) all applicable Laws concerning the privacy and/or security of sensitive data, including the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and state data breach notification Laws; (v) all applicable Laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and the Stark Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Laws; (vii) the Physician Payments Sunshine Law (42 U.S. § 1320-a7h); (viii) the Clinical Laboratories Improvements Act of 1967 and Amendments of 1988 and the regulations, rules and guidance promulgated thereunder (“CLIA”); (ix) all applicable state Laws governing laboratory licensure; and (x) all other applicable quality, safety certification and accreditation standards and requirements.

“IND” means an investigational new drug application filed with the FDA, or a similar application filed with a Governmental Authority in a country other than the United States, to commence a clinical trial of pharmaceutical product.

“Indemnified Taxes” means (a) Taxes imposed on the Company for any and all Pre-Closing Tax Periods (determined, with respect to any Straddle Period, in accordance with Section 5.11(b)) (for the avoidance of doubt, without regard to the due date for payment), (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (c) Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law or otherwise, in each case, which Taxes relate to an event or transaction occurring before the Closing, (d) Transfer Taxes allocated to the Sellers pursuant to Section 5.11(d), (e) Taxes resulting from any breach of representation set forth in Section 3.11, (f) any Taxes of the Sellers or other equityholders of the Company or Taxes for which the Company, Parent or any of their Affiliates are liable by reason of any requirement to withhold or report withholding in respect of payments made or required to be made by Company, Parent, or their Affiliates pursuant to this Agreement, the Company SAFEs, or the Company Convertible Notes (except for any penalties, interest or additions to Tax to the extent resulting from failure by Parent or any of its Affiliates after the Closing to timely withhold, remit or report any Taxes required to be withheld, remitted or reported by such Person; provided that any Taxes required to be withheld with respect to payments under the Company Convertible Notes shall constitute Indemnified Taxes) and (g) any costs or expenses of any audit, contest or other proceeding relating to any of the foregoing amounts described in clauses (a)-(g).

“Indemnifying Party” has the meaning set forth in Section 7.2(f).

“Indemnity Release Spreadsheet” has the meaning set forth in Section 7.4.

“Individual Company Contractor” has the meaning set forth in Section 3.12(e).

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“Information Statement” has the meaning set forth in Section 5.2(a).

“Initial Resolution Period” has the meaning set forth in Section 2.20(a).

“Initiation” means [***].

“Insurance Policy” has the meaning set forth in Section 3.19.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and Patents; (b) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) Trade Secrets; (f) Software; (g) rights and interests in and to any websites, domain names, social media handles, URLs and similar items, taglines, social media identifiers (such as an X® Handle) and related accounts; (h) Know-How or other proprietary rights; (i) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (j) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intellectual Property License” has the meaning set forth in Section 3.12(b).

“IRS” means the U.S. Internal Revenue Service.

“IT System” means computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, owned or used by the Company.

“Key Employee” means each employee of the Company listed on Schedule E hereto.

“Key Stockholders” has the meaning set forth in the Recitals.

“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, algorithms, specifications, data, results, discoveries, developments and inventions (whether or not patentable), in each case, that is not generally known to the public.

“Law” means any law, code, statute, regulation, rule, ordinance, requirement, announcement or other binding guidance or action, in each case, of a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that is used in the business of the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all exhibits, amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party.

“Legal Proceeding” means any judicial, administrative or arbitral action, mediation, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Authority or arbitrator or mediator, including any administrative hearing or investigation.

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“Letter of Transmittal” has the meaning set forth in Section 2.14(b).

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(b).

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of such Person herein, is, or would reasonably be likely to have a material adverse effect on (a) the condition (financial or otherwise), assets, Liabilities, business, operations or results of operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to consummate the Merger in accordance with this Agreement and applicable Law; provided, however, that in the case of clause (a) above, any Effect to the extent resulting or arising from any of the following shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (ii) any change in financing, banking or securities markets generally, (iii) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (iv) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (v) the execution and delivery of this Agreement, and/or the public announcement or pendency of the transactions contemplated by this Agreement; (vi) any action taken, or failure to take any action, by the Company in accordance with this Agreement or otherwise at the direction of Parent, and (vii) any natural disaster or acts of God, including any epidemic or pandemic, provided, in the case of subsections (i)–(iv) and (vii), that such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 3.16(a).

“Merger Consideration” means the aggregate consideration to which the Sellers are entitled pursuant to ARTICLE 2 of this Agreement after consummation of the Merger.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Milestone Cash” means the cash payments payable by Parent pursuant to Section 2.18.

“Milestone Compound” means [***].

“Milestone Consideration” means the Milestone Cash and/or the Milestone Shares, as applicable.

“Milestone Event” has the meaning set forth in Section 2.18(a).

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“Milestone Notice” has the meaning set forth in Section 2.18(d).

“Milestone Party” means, with respect to a Milestone Product (a) Parent or its Affiliates, including the Surviving Corporation or (b) any of Parent’s or any of its Affiliates’ respective licensees, sublicensees, transferees or assignees of such Milestone Product.

“Milestone Payment” has the meaning set forth in Section 2.18(a).

“Milestone Product” means [***].

“Milestone Spreadsheet” has the meaning set forth in Section 2.18(d).

“Milestone Shares” means the shares of Parent Restricted Stock issuable by Parent.

“Milestone Term” means the period commencing as of [***] and ending upon [***], unless this Agreement is terminated earlier.

“MTL104” means the molecule described on Exhibit G.

“MTL104 IP” means all Intellectual Property Controlled by the Company as of the Closing Date, including Company Patents, that is necessary or reasonably useful to develop, commercialize or otherwise exploit all MTL104 Products.

“MTL104 Notice” has the meaning set forth in Section 2.18(b).

“MTL104 Product” means [***].

“MTL104 Revenue” means [***].

“MTL104 Revenue Payment” has the meaning set forth in Section 2.18(b).

“MTL104 Revenue Agreement” means [***].

“MTL104 Revenue Share Percentage” means [***].

“MTL104 Spreadsheet” has the meaning set forth in Section 2.18(b).

“MTL501” means the molecule described on Exhibit G.

“MTL707” means the molecule described on Exhibit G.

“MTL801” means the molecule described on Exhibit G.

“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FFDCA, and the rules and regulations promulgated thereunder, or any foreign counterpart to the foregoing filed with any Governmental Authority outside the United States in conformance with the requirements of such Governmental Authority.

“Net Working Capital Threshold” means negative twenty thousand dollars (-$20,000).

“New Litigation Claim” has the meaning set forth in Section 5.6(c).

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“Non-Accredited Investor” means a Company Stockholder who is not an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Objection Notice” has the meaning set forth in Section 2.20(a).

“Objection Period” has the meaning set forth in Section 2.20(a).

“OFAC” has the meaning set forth in Section 3.24.

“Offset Right” has the meaning set forth in Section 7.2(f).

“Off-the-Shelf Software” means uncustomized Software obtained from any third party, other than Software obtained from a third party which obligates the Company to pay continuing royalties or annual maintenance fees in excess of $10,000 per year to such third party.

“OIG” has the meaning set forth in Section 3.14.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License.

“Open Source Materials” means any Software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practice.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Capitalization Date” has the meaning set forth in Section 4.4(a).

“Parent Capital Stock” means, collectively, shares of the Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share.

“Parent Equity Plan” means the Lexeo Therapeutics Inc. 2023 Equity Incentive Plan.

“Parent Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Parent’s Knowledge” (or any similar formulation) means the actual knowledge of [***].

16

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries.

“Parent Preferred Stock” means collectively, the preferred stock of Parent as set forth in the Certificate of Incorporation of Parent.

“Parent Restricted Stock” means shares of Parent Common Stock which shares constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act And are subject to the holding period and other conditions under Rule 144.

“Parent Stock Price” means $ 4.74.

“Party” and “Parties” have the respective meanings set forth in the introductory paragraph.

“Patent” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Paying Agent” has the meaning set forth in Section 2.14(a).

“Paying Agreement” has the meaning set forth in Section 2.14(a).

“Payment Documents” has the meaning set forth in Section 2.14(b).

“Payout Spreadsheet” has the meaning set forth in Section 2.10.

“Payoff Letter” has the meaning set forth in Section 6.2(v).

“Per Share Milestone Consideration” means, with respect to each Milestone, in accordance with Section 2.18, the amount of applicable Milestone Cash and/or Milestone Shares allocated in accordance with Sections 2.5(c) and 2.5(d).

“Per Share Upfront Cash Consideration” means the quotient of (a) the (i) Upfront Cash Purchase Price, minus (ii) the Expense Fund Amount, minus (iii) the Escrow Amount minus (iv) the Aggregate Company SAFE Cash Amount, divided by (b) the Fully Diluted Shares of Company Stock.

“Per Share Upfront Stock Consideration” means the number of Parent Restricted Stock having a value equal to the quotient of (a) (i) the Upfront Stock Purchase Price minus (ii) the Aggregate Company SAFE Stock Amount, divided by (b) the Fully Diluted Shares of Company Stock, with the number of shares determined using the Parent Stock Price.

“Percentage Interest” means, at the applicable time, with respect to any Seller, a percentage equal to (a) the aggregate amount of consideration received by such Seller pursuant to the terms hereof, divided by (b) the aggregate amount of consideration paid by Parent pursuant to the terms hereof.

17

“Permitted Liens” means: (a) Taxes, assessments and other governmental levies, fees or charges that are (i) not due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Financial Statements in accordance with GAAP; (b) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course for amounts that are not due and payable and would not be, individually or in the aggregate, material to the Business; (c) with respect to Leased Real Property, easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property in the operation of the Business; and (d) Liens securing Company Debt that are released effective upon the lenders receipt of the payments described herein.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Personal Information” means information (in any form or media) that identifies or reasonably can be used to identify an individual (alone or when combined with other information), including: (a) Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act; (b) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (c) information required by any applicable Law or industry standard or requirement to be encrypted, masked or otherwise protected from unauthorized access, use or disclosure; (d) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (e) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s account and account information, including balances and transaction data; and (f) user names, email addresses, passwords or other credentials for accessing accounts.

“Post-Closing Adjustment” has the meaning set forth in Section 2.20(c).

“Post-Closing Adjustment Excess” has the meaning set forth in Section 2.20(c)(i).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Taxes” means (i) unpaid Taxes of the Company attributable to any Pre-Closing Tax Period, including the portion of any Straddle Period ending on and including the Closing Date (calculated consistent with Section 5.11(b)), which shall not be an amount less than zero with respect to any Tax, Tax period, or jurisdiction, and shall be calculated by (1) including for this purpose, unpaid Taxes with respect to deferred revenues arising in, or prepaid amounts received in, any Pre-Closing Tax Period, regardless of when recognized for income Tax purposes, (2) including any Taxes of the Company imposed as a result of any adjustment under Section 481 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law) as a result of any change in accounting method of the Company during or with respect to a Pre-Closing Tax Period (regardless of when such income is recognized for Tax purposes), (3) disregarding any payments of Tax (and treating such Taxes as unpaid) to the extent made by the Company after the time Closing Cash is measured, and (4) taking into account any prepayment of Taxes (including estimated Taxes) prior to the Closing to the extent such amounts are available at a “more likely than not” comfort-level under applicable Law to reduce the amount of Taxes owed for the Pre-Closing Tax Period that would otherwise be included in this definition; and (ii) without duplication of Taxes included in the Company Transaction Expenses, any Taxes of the Company payable in connection with this Agreement and the transactions contemplated hereby.

“Pre-Closing Tax Period” means (a) any Taxable period or portion thereof ending on or prior to the Closing Date and (b) the portion of any Straddle Period ending on and including the Closing Date.

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“Privacy Laws” means, collectively, all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, or the collection, handling, use, processing, maintenance, storage, disclosure or transfer of or relating to Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including (a) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (applicable as of 25 May 2018, as amended, including any nation’s implementing legislation and the equivalent laws of Switzerland) and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), and the requirements set forth in regulations published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities; (b) the California Consumer Privacy Act of 2018 and other state-enacted Privacy Laws; (c) the internal privacy policy of the Company and any public Privacy Policy; (d) third party privacy policies with which the Company has been or is contractually obligated to comply; and (e) any rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply.

“Privacy Policy” means any past or current published privacy policy of the Company applicable to Processing Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Public Official” means any (a) employee or officer of a Governmental Authority; (b) person acting in an official capacity for or on behalf of any such Governmental Authority; (c) federal, state, regional, county or municipal working person or functionary; (d) employee or officer of an organization authorized by the local government to perform government functions; (e) personnel of federal, state, regional, county or municipality-owned or -controlled commercial corporations, enterprises, institutions or organizations (whether partially or wholly owned); (f) outside directors of federal, state, regional, county or municipality -owned entities; (g) legislators (whether full or part-time); (h) person holding an honorary or ceremonial government position; (i) royal family members; (j) political parties, political party officials and candidates for political office; and (k) officers or employees of public international organizations.

“Registered Intellectual Property” has the meaning set forth in Section 3.12.

“Registrational Trial” means [***].

“Regulatory Approval” means, with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including any applicable pricing and reimbursement approvals and labeling approval in such country.

“Representative” has the meaning set forth in Section 9.16(a).

“Representative Losses” has the meaning set forth in Section 9.16(d).

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“Requisite Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by holders of (i) a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted-to-Company Common-Stock basis and (ii) the Requisite Holders (as defined in the Company Charter), voting together as a single class on an as-converted-to-Company Common Stock basis.

“Restrictive Covenant Party” has the meaning set forth in the Recitals.

“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Reviewing Party” has the meaning set forth in Section 2.20(b).

“Rights Agreements” has the meaning set forth in Section 3.3.

“SAFE Cancellation Agreement” has the meaning set forth in Section 2.14(b).

“SAFE Consideration” means, with respect to each Company SAFE, the consideration payable to the applicable Company SAFE Holder in connection with the Merger pursuant to the Liquidity Event provisions of such Company SAFE, as finally calculated in accordance with the terms of such Company SAFE and set forth on the Payout Spreadsheet; provided, that in no event shall the SAFE Consideration payable in respect of any Company SAFE exceed the amount required to satisfy in full all rights of the applicable Company SAFE Holder under such Company SAFE in connection with the Merger.

“Section 280G” has the meaning set forth in Section 5.10.

“Section 280G Payments” has the meaning set forth in Section 5.10.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” has the meaning set forth in Section 3.13(b).

“Sellers” means the Company Stockholders, Company SAFE Holders, Company Convertible Note Holders immediately prior to the Effective Time.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stock Event” means any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

“Stock Price Trigger” has the meaning set forth in Section 2.12(a)(i).

“Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

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“Subsidiary” means, with respect to any Person, (a) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) taxes, charges, fees, levies or other assessments, in each case imposed by any Governmental Authority, including any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, escheat amounts or other amounts due in respect of unclaimed property or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document filed or required to be filed with, or required to be supplied in copy to, a Governmental Authority with respect to Taxes.

“Third-Party Claim” means any action, lawsuit, proceeding, investigation, audit or other claim against or involving a Parent Indemnified Party by a third party.

“Third-Party Claim Notice” has the meaning set forth in Section 7.2(f)(ii).

“Trade Secrets” means trade secrets and confidential business information, including source code, inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all other documentation relating to any of the foregoing and all corresponding rights in Confidential Information and other non-public information.

“Transaction Announcement Date” has the meaning set forth in Section 2.12(a)(i).

“Transaction Bonus Plan” means the transaction bonus plan of the Company providing for the payment of transaction bonuses in connection with the consummation of the Transactions, as in effect on the date hereof.

“Transaction Documents” means this Agreement, the Certificates of Merger, the Stockholder Written Consent, the Stockholder Support Agreements, the Restrictive Covenant Agreement, the Employment Agreement and the SAFE Cancellation Agreements.

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“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Merger and the other transactions and arrangements described in the Recitals and (ii) the execution, delivery and performance of the Transaction Documents other than this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.11(d).

“Treasury Regulations” means the regulations promulgated under the Code.

“Unregistered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Upfront Cash Purchase Price” means the sum of (i) the Base Upfront Cash Purchase Price, plus (ii) the estimated Closing Cash, minus (iii) the estimated Company Debt, minus (iv) the estimated Company Transaction Expenses, minus (v) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital plus (vi) the amount, if any, by which the estimated Closing Net Working Capital exceeds the Net Working Capital Threshold.

“Upfront Stock Purchase Price” means $3,000,000 in Parent Restricted Stock.

“Valid Claim” means a claim of any issued and unexpired patent that (i) has not been subject to irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer, (ii) has not been admitted to be invalid or unenforceable through reissue nor subject to ongoing reissue proceedings and (iii) has not been held permanently revoked, invalid or unenforceable by a holding, finding or decision of a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal.

“VAT” has the meaning set forth in Section 3.11(p).

“Voting Agreement” means that certain Voting Agreement, dated as of November 27, 2024, by and between the Company and the parties thereto.

“WARN Act” has the meaning set forth in Section 3.17(q).

“Willful Breach” means a party’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

“Withholding Agent” has the meaning set forth in Section 2.16.

“Written Consent Effective Time” has the meaning set forth in the Recitals.

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1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Annexes, Schedules and Exhibits shall mean and refer to Articles, Sections, Annexes, Schedules and Exhibits of this Agreement; (b) any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Exhibits and Annexes hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof shall be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months shall be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day shall be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” shall be deemed references to United States dollars. The use of the word “including” or any variation thereof shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” shall not be exclusive. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information shall be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room hosted by the Company no less than two (2) days prior to the date hereof, and which shall not have been modified or removed from such virtual data room prior to Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other such representation or warranty.

ARTICLE 2

THE CONTEMPLATED TRANSACTIONS

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties hereto shall cause the Merger to be consummated by the Company executing, delivering and filing a Certificate of Merger, substantially in the form of Exhibit C (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, the applicable provisions of the DGCL, and the Company shall be the surviving corporation resulting from the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, as a result, shall become a wholly owned subsidiary of Parent, shall continue to be governed by the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease.

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2.2 Closing; Effective Time; Effect of the Merger.

(a) Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) shall take place on the date hereof remotely via the electronic exchange of documents and signatures, or at such other time, date or place as the parties may mutually agree. All deliveries by the parties at Closing shall be deemed to have occurred simultaneously, and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.

(b) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective under the DGCL being the “Effective Time”).

(c) The Merger shall have the effects set forth in Section 259 of the DGCL.

2.3 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and become the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; provided, that, all references in such Bylaws to the name of Merger Sub shall be amended to refer to the Company.

2.4 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The officers of the Merger Sub immediately prior to the Effective time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier, resignation or removal.

2.5 Effect of Merger on Company Capital Stock and Company SAFEs. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any Company SAFE, any shares of Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, the following shall occur:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and collectively shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Merger and each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the Surviving Corporation.

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(b) Cancellation of Securities Held by the Company and Parent. Any shares of Company Capital Stock that are owned by the Company (as treasury stock or otherwise), Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company, in each case, immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Preferred Stock. Each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and converted into the right to receive, the Merger Consideration in respect of such share, determined in accordance with the liquidation preference provisions of the Company Charter (including Article FOURTH, Part B, Sections 2.1, 2.2 and 2.3.1 through 2.3.4 thereof), including the right of the holders of Preferred Stock to receive the greater of (i) the applicable Original Issue Price (as defined in the Company Charter) and (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock, in each case after taking into account all consideration previously paid pursuant to this Agreement as part of the same Deemed Liquidation Event (as defined in the Company Charter).

(d) Conversion of Company Common Stock. Following payment in full of the amounts specified in Section 2.5(c) to the holders of Company Preferred Stock, the remaining portion of the Merger Consideration shall distributed to the holders each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:

(i) a certificate or book entry reflecting an amount of shares of Parent Restricted Stock equal to the Per Share Upfront Stock Consideration;

(ii) an amount of cash equal to the Per Share Upfront Cash Consideration;

(iii) upon achievement of each Milestone Event, a contingent right to receive, as applicable, (x) a certificate or book entry reflecting a number of shares of Parent Restricted Stock, and/or (y) an amount of cash, in each case of (x) and (y), equal to the applicable Per Share Milestone Consideration upon achievement, if any, of each Milestone as provided herein;

(iv) an amount of cash equal to the quotient of (x) the Expense Fund Amount (or applicable portion thereof), when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock; and

(v) a contingent right to receive, an amount of cash equal to the quotient of (x) the Escrow Amount (or applicable portion thereof), when and to the extent released to the Sellers pursuant to Section 2.20(c) or pursuant to Section 7.4, as applicable, divided by (y) the Fully Diluted Shares of Company Stock.

(vi) Immediately prior to the Effective Time, each share of Company Restricted Stock that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, shall automatically be accelerated and cancelled and converted into the right to receive the same consideration per share of Company Common Stock provided in this Section 2.5(c). The Company shall, promptly after the date of this Agreement and prior to the Effective Time, take or cause to be taken all actions that are required or are otherwise necessary or appropriate, to cause the Company Restricted Stock to be treated in accordance with this Section 2.5(c).

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(e) Treatment of Company SAFEs. Immediately prior to the Effective Time, each Company SAFE that is issued and outstanding shall, subject to the execution and delivery by the applicable Company SAFE Holder of a SAFE Cancellation Agreement, be cancelled, terminated and extinguished in accordance with its terms and the applicable SAFE Cancellation Agreement in exchange for the right to receive the SAFE Consideration applicable to such Company SAFE, as set forth on the Payout Spreadsheet. The SAFE Consideration payable in respect of each Company SAFE shall be determined in accordance with the applicable Liquidity Event provisions of such Company SAFE and shall constitute full and complete satisfaction of all amounts, rights and obligations arising under or relating to such Company SAFE. Upon payment or issuance, as applicable, of such SAFE Consideration, the applicable Company SAFE Holder shall have no further right, title, interest, claim or entitlement under or with respect to such Company SAFE against the Company, the Surviving Corporation, Parent or any of their respective Affiliates. For the avoidance of doubt, Parent shall have no obligation to pay or issue any consideration in respect of any Company SAFE other than the SAFE Consideration set forth on the Payout Spreadsheet and agreed to by the applicable Company SAFE Holder pursuant to its SAFE Cancellation Agreement.

(f) Treatment of Company Convertible Notes. Each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time shall, subject to the terms and conditions of this Agreement and the applicable Company Convertible Note Holder’s election pursuant to Section 2(d)(i) thereof, be cancelled and extinguished and shall cease to represent any rights other than the right of each Company Convertible Note Holder as of immediately prior to the Effective Time to receive, in respect of each Company Convertible Note, an amount in cash equal to the applicable Company Convertible Note Payoff Amount (without interest other than accrued interest included in the Company Convertible Note Payoff Amount), payable as set forth herein. Upon payment in full of the applicable Company Convertible Note Payoff Amount (net of any applicable withholding Taxes pursuant to Section 2.16), such Company Convertible Note shall be deemed fully satisfied and cancelled, and the applicable Company Convertible Note Holder shall have no further rights, claims or amounts due thereunder against the Company, the Surviving Corporation, Parent or any of their respective Affiliates. The Parties acknowledge and agree that any payments made in respect of Company Convertible Notes pursuant to this Agreement (A) shall, for U.S. federal and applicable state and local income Tax purposes, be treated as an amount contributed to the Company by Parent and paid by the Company to the applicable Company Convertible Note Holders and (B) shall be paid net of any withholding Taxes pursuant to Section 2.16.

2.6 Reserved.

2.7 Treatment of Equity Awards. Before the Effective Time, the Company shall provide such notice, if any, to the extent required or appropriate under the terms of the Company Equity Plan, obtain any necessary or appropriate consents, waivers or releases; adopt applicable resolutions; and take all other appropriate actions to: (a) effectuate the provisions of this ARTICLE 2; and (b) ensure that after the Effective Time, no current or former participant in the Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except as provided in this ARTICLE 2; provided, that, the Company shall not pay any amounts for such consents, waivers, or releases without the prior written consent of Parent.

2.8 Rights Cease to Exist. As of the Effective Time, all Company SAFEs and all shares of Company Capital Stock, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a Company SAFE or any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the rights set forth in this ARTICLE 2.

2.9 No Fractional Shares; No Transfer of Rights. Notwithstanding any provision herein to the contrary:

(a) no fractional shares of Parent Capital Stock shall be issued pursuant to this ARTICLE 2 (with the intended effect that any shares of Parent Capital Stock issuable to a single Seller on a particular date shall be aggregated and then rounded down to the nearest whole number);

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(b) the issuance of any Parent Capital Stock to any Seller hereunder shall be expressly conditioned upon such Seller providing written evidence reasonably satisfactory to Parent that such Seller is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to Parent). If any Seller is a Non-Accredited Investor: (A) each such Seller must be identified on the Payout Spreadsheet as a Non-Accredited Investor; and (B) Parent and Company shall provide for the payment of cash as means to compensate such Non-Accredited Investors in such amounts as would have otherwise been paid in respect of such Parent Capital Stock. Notwithstanding any provision herein to the contrary, in no event shall the amount payable by Parent in Base Upfront Cash Purchase Price exceed $5,300,000 in cash; and

(c) no Seller may assign or transfer any right to receive shares of Parent Capital Stock or cash pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion), other than (i) on death by will or intestacy, (ii) pursuant to a court order, (iii) by operation of Law (including a consolidation or merger), (iv) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Seller and/or his, her or its Approved Relatives or (v) without consideration, in connection with the dissolution, liquidation or termination of any corporation, limited liability company or other entity.

2.10 Delivery of Calculations. Not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a schedule containing (i) the information required by Parent in order for Parent to make the issuances set forth in this Agreement to the Sellers, and (ii) the information required by the Paying Agent in order for the Paying Agent to make the payments set forth in this Agreement to the Sellers, which in any case shall include:

(a) the Company’s calculation of the Upfront Cash Purchase Price, setting forth, in reasonable detail, each component thereof;

(b) each Company Convertible Note Holder and each such Company Convertible Note Holder’s Company Convertible Note Payoff Amount payable with respect thereto;

(c) each Company SAFE Holder and with respect to each Company SAFE held by such Company SAFE Holder, (i) the SAFE Consideration payable in respect thereof, including the calculation thereof in reasonable detail, and (ii) the portion of such SAFE Consideration payable in cash and the portion, if any, payable in Parent Restricted Stock;

(d) the Company’s calculations (setting forth the individual components, if applicable) of (i) the Per Share Upfront Cash Consideration, (ii) the Per Share Upfront Stock Consideration, and (iii) the Fully Diluted Shares of Company Stock;

(e) each Seller (other than each Company SAFE Holder) and each such Seller’s, as applicable, (i) aggregate Per Share Upfront Cash Consideration, and (ii) aggregate Per Share Upfront Stock Consideration (including reasonable detail with respect to each Seller’s Company Securities);

(f) a certificate of a duly authorized officer of the Company certifying the foregoing on behalf of the Company.

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(g) The calculations listed in this Section 2.10 shall be set forth on a spreadsheet referred to herein as the “Payout Spreadsheet”. The Company shall provide to Parent, together with the Payout Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary and reasonably requested for Parent to verify and determine the calculations, amounts and other matters set forth in the Payout Spreadsheet. The Parties agree that Parent, Merger Sub and the Surviving Corporation will have the right to rely on the Payout Spreadsheet (or any future iteration of the Payout Spreadsheet delivered by the Representative in connection with payments or issuances to be made following the Closing Date) as setting forth an accurate listing of all amounts due to be paid by Parent, Merger Sub and the Company to the Sellers in exchange for Company Capital Stock, Company Convertible Notes or Company SAFEs. Parent, Merger Sub and the Surviving Corporation will not have any liability with respect to the allocation of any shares of Parent Capital Stock or cash made to the Sellers in accordance with the Payout Spreadsheet and the express terms of this Agreement.

2.11 Payments At Closing. At the Closing, Parent shall make, or cause to be made, payments as follows:

(a) Parent shall deposit or cause to be deposited with the Representative, by wire transfer of immediately available funds, the Expense Fund Amount;

(b) Parent shall deposit or cause to be deposited with the Paying Agent, cash in an aggregate amount equal to the Company Convertible Note Payoff Amount for payment by the Paying Agent on behalf of the Company to the Company Convertible Note Holders in accordance with the Payout Spreadsheet;

(c) Parent shall deposit or cause to be deposited with the Paying Agent, for payment and exchange in accordance with this ARTICLE 2 through the Paying Agent, cash in an aggregate amount sufficient to pay to the Company SAFE Holders and the Company Stockholders, in each case, as of immediately prior to the Closing, pursuant to Section 2.5(c), Section 2.5(d)(ii) and Section 2.5(e), respectively, and in each case, accordance with the Payout Spreadsheet;

(d) Parent shall issue or cause to be issued book-entry shares representing the shares of Parent Restricted Stock to be issued to the Company SAFE Holders and the Company Stockholders, in each case, as of immediately prior to the Closing, pursuant to Section 2.5(c), Section 2.5(d)(i) and Section 2.5(e), respectively, and in each case, in accordance with the Payout Spreadsheet; and

(e) Parent shall deposit or cause to be deposited with the Escrow Agent, cash equal to the sum of the Escrow Amount, to be held in the Escrow Account, by wire transfer of immediately available funds to an account or accounts designated in writing by the Escrow Agent. The administration of the Escrow Account shall be governed by the terms of the Escrow Agreement and this Agreement.

2.12 Additional Cash Payment.

(a) Additional Cash Payment. Parent shall pay the Additional Cash Payment to the Sellers in accordance with this Section 2.12 upon the achievement of the following:

(i) at any time during the period beginning on [***]; or

(ii) at any time during the period beginning on [***].

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(b) Payment; Allocation. Promptly, and in any event within five (5) Business Days following the first occurrence of [***], Parent shall notify the Representative achievement of [***]. Within three (3) Business Days following receipt of such notice, the Representative shall deliver to Parent a spreadsheet setting forth each Seller and the portion of the Additional Cash Payment payable to such Seller, with each Seller entitled to receive an amount equal to the product of (i) $1,000,000 multiplied by (ii) such Seller’s Percentage Interest (the “Additional Cash Payment Spreadsheet”). Within five (5) Business Days following Parent’s receipt of the Additional Cash Payment Spreadsheet, Parent shall pay, or cause the Paying Agent to pay, the Additional Cash Payment to the Sellers in accordance with the Additional Cash Payment Spreadsheet.

(c) Single Payment; No Effect on Other Consideration. For the avoidance of doubt, the Additional Cash Payment shall become payable only once. The occurrence of both [***] shall not result in more than one Additional Cash Payment, and in no event shall the aggregate amount payable pursuant to this Section 2.12 exceed $1,000,000. The Additional Cash Payment is separate from, and in addition to, the Upfront Cash Purchase Price, the Upfront Stock Purchase Price and any Milestone Consideration payable pursuant to ARTICLE 2, and the payment or non-payment of the Additional Cash Payment shall not increase, decrease or otherwise affect the amount of any Milestone Consideration payable pursuant to Section 2.18.

2.13 Non-Conversion.

(a) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 2.5, but instead the applicable Company Stockholder shall only be entitled to such rights as are provided by the DGCL and, at the Effective Time, such Dissenting Shares shall no longer be outstanding, and shall be cancelled and cease to exist, and the holders of such Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL.

(b) Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 2.13(a), if any Company Stockholder effectively waives, withdraws or loses (through failure to perfect, waiver or otherwise) such Company Stockholder’s appraisal or dissenters’ rights with respect to any Dissenting Shares under the DGCL, then, (i) such Company Stockholder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon delivery of a duly completed and validly executed Letter of Transmittal and (ii) Parent or the Paying Agent shall deliver to such Company Stockholder such Company Stockholder’s portion of any cash consideration attributable to such shares of Company Capital Stock pursuant to the foregoing clause (i).

(c) Demands for Appraisal. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, attempted written withdrawals of such demands, and any other instruments delivered pursuant to the DGCL and received by the Surviving Corporation relating to the Company Stockholders’ rights to appraisal with respect to the Merger, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. Parent shall not, except with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands.

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2.14 Paying Agent; Submission of Letters of Transmittal.

(a) Paying Agent. JPMorgan Chase Bank, N.A. will act as paying agent hereunder (in such capacity, the “Paying Agent”) for the delivery, pursuant to the terms of this Agreement, of the aggregate cash payable, to the Sellers pursuant to Section 2.5(c), Section 2.5(d)(ii) and Section 2.5(e) and in accordance with the Payout Spreadsheet, as well as the cash that may become distributable to the Sellers as and when any portion of the Expense Fund Amount is released. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the Sellers, the aggregate cash for distribution to the Sellers pursuant to Section 2.5(c), Section 2.5(d)(ii) and Section 2.5(e). Parent also will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the Sellers, cash that becomes distributable to the Sellers as and when any portion of the Expense Fund Amount is released pursuant to the terms of this Agreement. The Paying Agent will hold and distribute the cash payable to such Sellers pursuant to the provisions of a paying agreement between Parent and the Paying Agent (the “Paying Agreement”).

(b) Letter of Transmittal; Payment Documents. No later than one (1) Business Day following the Effective Time, Parent shall or shall cause the Paying Agent to send to each Company Stockholder as of immediately prior to the Effective Time a letter of transmittal (each, a “Letter of Transmittal”) and to each Company SAFE Holder as of immediately prior to the Effective Time, a Company SAFE cancellation agreement in the form attached hereto as Exhibit D (each, a “SAFE Cancellation Agreement,” and together with the Letter of Transmittal, and such other customary documents as may reasonably be required by Parent or the Paying Agent, the “Payment Documents”). Upon receipt by Parent or the Paying Agent, of the applicable Payment Documents, duly completed and validly executed in accordance with the instructions, the record owner of such Company Capital Stock Certificate or Company SAFE, as applicable, shall be entitled to receive in exchange therefor the consideration provided for in this ARTICLE 2. Parent shall issue book-entry shares representing the shares of Parent Restricted Stock to be issued to the Company SAFE Holders and the Company Stockholders and shall cause the Paying Agent to make any cash payment to each such Company Stockholder or Company SAFE Holder promptly following receipt by Parent and the Paying Agent of such duly completed applicable Payment Documents. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Company Capital Stock Certificate or Company SAFE, as applicable, is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Capital Stock Certificate or Company SAFE, as applicable, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Effective Time, each Company Capital Stock Certificate or Company SAFE, as applicable, shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this ARTICLE 2.

(c) Transfer Books; No Further Ownership Rights in Company Capital Stock. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this ARTICLE 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Company Capital Stock Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Company Capital Stock Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE 2.

(d) Termination of Paying Fund. At any time after six (6) months following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any amount provided to the Paying Agent in respect of such payments that has not been disbursed to the holders of Company Capital Stock or Company SAFEs (in each case, immediately prior to the Effective Time), and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon the submission of all applicable Payment Documents.

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2.15 No Liability. Notwithstanding anything in this Agreement to the contrary, none of the parties hereto or the Paying Agent shall be liable to any Person for any portion of the payments contemplated by this ARTICLE 2 delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law.

2.16 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent and any other applicable withholding agent (each a “Withholding Agent”), shall be entitled to deduct and withhold from that portion of any payments contemplated by this ARTICLE 2 or any other amount payable pursuant to this Agreement, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the payroll system of Parent or the Company, as applicable, subject to applicable Tax withholding. In the event any deduction and withholding is required to be made in respect of equity consideration to be received by a Seller, such deduction and withholding shall be satisfied by reducing the number of shares of equity consideration to which such Seller otherwise would be entitled under this Agreement by a number of shares with a fair market value, as reasonably determined by Parent at the time of such transfer, equal to the amount of such withholding obligation of Parent or the other applicable Withholding Agent. For the avoidance of doubt, any withholding amounts may be applied against the cash consideration payable to such Person regardless of whether the withholding is in respect of cash or equity consideration payable hereunder.

2.17 Adjustments. Notwithstanding any provision of this ARTICLE 2 to the contrary (but without in any way limiting the covenants in Section 5.1), if between the date of this Agreement and the Effective Time the outstanding shares of any class or series of Company Capital Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any Stock Event, the per share consideration payable hereunder (including pursuant to Section 2.5) shall be appropriately adjusted to reflect such Stock Event.

2.18 Milestones.

(a) Milestone Events. (i) With respect to each of [***] as listed in Table 1 below, solely to the extent Parent, Surviving Corporation or its Affiliates have [***] and (ii) subject to the other terms and conditions set forth in this Section 2.18(a), from and after the Closing, Parent shall make each of the payments described in Table 1 below (each, a “Milestone Payment” and collectively, the “Milestone Payments”) following the first achievement of the corresponding milestone event set forth in Table 1 by a Milestone Party during the Milestone Term (each, a “Milestone Event” and collectively, the “Milestone Events”).

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Table 1 – Milestone Consideration
Milestone Event/ Payment #	Milestone Event	Milestone Payment (U.S. dollars)
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
	Total if Each Milestone Event is Achieved	$12,000,000

(b) MTL104 Product Revenue Payments. Subject to the other terms and conditions set forth in this Section 2.18, following the Closing, if Parent, the Surviving Corporation, or any of their Affiliates actually receives any MTL104 Revenue, then Parent shall, within [***] following the end of the calendar quarter in which such MTL104 Revenue was received, provide written notice to the Representative that such MTL104 Revenue has been received (the “MTL104 Notice”). Within [***] following Parent’s delivery of such MTL104 Notice, the Representative shall deliver to Parent a spreadsheet (the “MTL104 Spreadsheet”), setting forth a list of each Seller and the amount of MTL104 Revenue payable to each such Seller, after factoring in any deduction for any amount subject to the Offset Right. Within ten (10) Business Days following Parent’s receipt of the Milestone Spreadsheet, Parent shall (i) deliver to the Paying Agent MTL104 Spreadsheet and (ii) pay, or cause to be paid, to the Paying Agent for further distribution to the Sellers, an amount in cash equal to the applicable MTL104 Revenue Share Percentage of such MTL104 Revenue (such payment, an “MTL104 Revenue Payment”) in accordance with the MTL104 Spreadsheet. For the avoidance of doubt, the Parties acknowledge and agree that (A) any amounts paid by Parent pursuant to this Section 2.18(b) shall constitute deferred and contingent portions of the purchase price payable in consideration for the sale of the Company Securities except to the extent applicable Law provides otherwise and (B) [***].

(c) Limitations. Each Milestone Event may only be achieved once regardless of the number of Milestone Products that would otherwise be deemed to have achieved such Milestone Event. For the avoidance of doubt, the total amount of Milestone Payments that may become due and payable hereunder if all Milestone Events are achieved once each is $12,000,000. No interest shall accrue or be paid on any portion of the Milestone Payments.

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(d) Milestone Achievement. Within [***] following the end of the calendar quarter in which any Milestone Event has been achieved by a Milestone Party, Parent shall deliver to the Representative a notice in writing regarding the achievement of the applicable Milestone Event and setting forth the amount of Milestone Consideration payable by Parent upon achievement of such Milestone Event (each, a “Milestone Notice”). Within [***] following Parent’s delivery of any Milestone Notice, the Representative shall deliver to Parent a spreadsheet (each such spreadsheet, a “Milestone Spreadsheet”) setting forth a list of each Seller and the amount of Milestone Consideration payable to each such Seller, after factoring in any deduction for any amount subject to the Offset Right. Within [***] following Parent’s receipt of the Milestone Spreadsheet, Parent shall, if applicable, (i) deliver to the Paying Agent (A) the Milestone Spreadsheet and (B) the Milestone Cash payable in accordance with Section 2.5(d)(iii) and the other applicable terms and provisions of this Agreement for further distribution to the Sellers in accordance with the Milestone Spreadsheet or (ii) issue or cause to be issued shares of Parent Restricted Stock in respect of the Milestone Shares issuable in accordance with Section 2.5(d)(iii) and the other applicable terms and provisions of this Agreement to the Sellers; provided, however, that with respect to any shares of Company Capital Stock for which a properly completed Letter of Transmittal and any other applicable Payment Document has not been received by the Paying Agent or Parent, as applicable, Parent shall be entitled to withhold the Milestone Consideration payable with respect to such shares of Company Securities, as applicable, and to deliver such Milestone Cash to the Paying Agent for further distribution to the Sellers or issue such Milestone Shares, in each case, in accordance with the Milestone Spreadsheet promptly following receipt of such applicable Payment Documents by the Paying Agent or Parent, as applicable. Notwithstanding any other term herein, (i) each Milestone Event may only be achieved at a maximum once, (ii) any Milestone Consideration shall only become due and payable with respect each Milestone a maximum of once, in each case, subject to the achievement of the respective Milestone Event and (iii) in no event, shall the aggregate consideration payable by Parent, the Surviving Corporation, or any of their respective Affiliates pursuant to the achievement of the Milestone Events exceed $12,000,000, which such aggregate amount, if due and payable based on the achievement of all Milestones Events, shall be paid by Parent in cash and shares of Parent Restricted Stock as expressly set forth on Table 1. The Parties agree that Parent will have the right to rely on any Milestone Spreadsheet as setting forth an accurate listing of all amounts due to be paid by Parent to the Sellers in accordance with this Section 2.18. Parent will not have any liability with respect to the allocation of any Milestone Consideration paid to the Sellers in accordance with the Milestone Spreadsheet and the express terms of this Agreement.

(e) Diligence; No Guarantee of Achievement of Milestones. Commencing on the Closing Date and continuing until [***], Parent and its Affiliates (including the Surviving Corporation) shall use Commercially Reasonable Efforts to [***]. Notwithstanding the foregoing, the parties agree, and each of the Sellers, by his, her or its execution of a Stockholder Written Consent, a Stockholder Support Agreement, a SAFE Cancellation Agreement, a Letter of Transmittal and/or receipt of consideration for the Merger hereunder, acknowledges and agrees that, [***].

(f) Offset Right. Parent’s obligation to pay the Milestone Consideration and the MTL104 Revenue Payment is expressly subject to the terms of ARTICLE 7 hereunder.

(g) Restrictions on Transfer. After the Closing, no Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Milestone Payment or MTL104 Revenue Payment that becomes due and payable in accordance with this Section 2.18, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Milestone Payments, MTL104 Revenue Payments or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of Law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (v) in the case of any Seller that is a partnership, corporation, limited liability company, trustee or similar entity, (x) to one or more partners, shareholders, members, beneficiaries or similar owners of or investors in such Seller or (y) a successor entity upon the sale of substantially all of the assets of such Seller. Any transfer in violation of this Section 2.18(g) shall be null and void and shall not be recognized by Parent or the Company.

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2.19 Tax Treatment. Any payments made in respect of Company Restricted Stock pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Expense Fund Amount), (B) shall be net of any Taxes withheld pursuant to Section 2.16, and (C) shall, in respect of payments attributable to Company Restricted Stock held by Company Employees only, be made through the Surviving Corporation’s (or any Affiliate thereof or successor thereto) standard payroll procedures. Any applicable withholding Taxes in respect of the portion of the Expense Fund Amount borne by in respect of Company Stockholders in respect of shares of Company Restricted Stock shall be withheld from the cash payable to them pursuant to Section 2.16.

2.20 Post-Closing Adjustment Amount.

(a) Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following: (i) the Closing Cash; (ii) the Closing Net Working Capital; (iii) the Company Transaction Expenses; (iv) the Company Debt; and (v) the resulting Final Upfront Cash Purchase Price. The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Representative delivers a written notice to Parent of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction Expenses or Company Debt, as the case may be. If Representative gives any such Objection Notice within the Objection Period, then Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Representative and Parent do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.20(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period (for clarity, excluding any item or amount which is dependent on another item or amount that has been disputed in the Objection Notice).

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(b) If Parent and Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Parent and Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties (in the case of the Representative, on behalf of the Sellers) in such proportion as is appropriate to reflect the relative benefits received by the Sellers and Parent from the resolution of the dispute. For example, if Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Representative has a valid claim for only $40,000, Parent shall bear 40% of the fees and expenses of the Reviewing Party and Representative on behalf of the Sellers shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Representative and Parent) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Parent in the Final Calculation or as proposed by Representative in the Objection Notice). Parent and Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Parent, Representative and the Reviewing Party. The procedures of this Section 2.20(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.20(b) may be filed as a judgment in any court of competent jurisdiction.

(c) The “Post-Closing Adjustment” shall be an amount equal to the Final Upfront Cash Purchase Price less the Upfront Cash Purchase Price and, for the avoidance of doubt, may be a positive or a negative number or zero.

(i) If the Post-Closing Adjustment is a negative number, then within five (5) Business Days after the delivery of the Final Calculation, Parent and the Representative shall deliver joint written instructions to the Escrow Agent to (A) release to Parent from the Escrow Account, an amount of cash equal to the lesser of (I) the absolute value of the Post-Closing Adjustment, and (II) all funds in the Escrow Account, and in the case of (I), (B) release to the Paying Agent all funds remaining in the Escrow Account for further distribution to the Sellers in accordance with Section 2.5, and Section 2.9. If the absolute value of the Post-Closing Adjustment exceeds the funds in the Escrow Account (such excess, the “Post-Closing Adjustment Excess”), then such Post-Closing Adjustment Excess shall represent Damages that are subject to the Offset Right.

(ii) If the Post-Closing Adjustment is zero, then within five (5) Business Days after the delivery of the Final Calculation, Parent and the Representative shall deliver joint written instructions to the Escrow Agent to release to the Paying Agent all funds in the Escrow Account for further distribution to the Sellers in accordance with Section 2.5 and Section 2.9.

(iii) If the Post-Closing Adjustment is a positive number, then within five (5) Business Days after the delivery of the Final Calculation, (A) Parent and the Representative shall deliver joint written instructions to the Escrow Agent to release to the Paying Agent all funds in the Escrow Account for further distribution to the Sellers in accordance with Section 2.5 and the other provisions of this ARTICLE 2 and (B) Parent shall pay to the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the absolute value of the Post-Closing Adjustment for further distribution to the Sellers in accordance with Section 2.5 and Section 2.9 and a Payout Spreadsheet delivered by the Representative.

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2.21 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors or managers, as applicable, of the Surviving Corporation and the Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, in the name of the Sellers or otherwise) to take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable section of the Company Disclosure Schedule (as interpreted in accordance with Section 9.14), the Company represents and warrants to Parent and Merger Sub as of the date hereof as follows, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and license its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets or properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary; all of such jurisdictions are listed on Section 3.1(a) of the Company Disclosure Schedule. The Company is not in violation of any of the provisions of its Company Governing Documents.

(b) The Company has no Subsidiaries and does not own beneficially or of record, either directly or indirectly, equity interests, capital interests, profit interests, membership interests, or any other Equity Securities in any Person.

(c) The Company has made available to Parent true, accurate and complete copies of (i) the Company Governing Documents, and (ii) the minute books of the Company, which contain records of all meetings held and other actions taken by its board of directors (and each committee thereof).

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3.2 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, with receipt of the Requisite Stockholder Approvals in the form of the Stockholder Written Consent, each of which shall, subject to the execution of this Agreement, become effective at the Written Consent Effective Time, to consummate the Merger and the other Transactions to which the Company is a party. The execution and delivery of this Agreement and, upon receipt of the Stockholder Written Consents immediately following the execution of this Agreement, the consummation of the Merger and the other Transactions to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”). The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) approved this Agreement, the Merger and the other Transactions to which the Company is a party and determined that this Agreement, the Merger and the other Transactions to which the Company is a party, including the Merger, upon the terms and subject to the conditions set forth herein, is advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and in accordance with the provisions of applicable Laws and the Company Governing Documents and (ii) has submitted this Agreement to the holders of Company Capital Stock for the purpose of adoption and unanimously recommended that the holders of Company Capital Stock adopt this Agreement and approve the Merger and the other Transactions to which the Company is a party. Except for the Requisite Stockholder Approvals, no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to approve or adopt this Agreement, the Merger and the other Transactions to which the Company is a party.

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3.3 Capitalization. Section 3.3 of the Company Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of Company Capital Stock (and any other Equity Interests of the Company), the names of the record owners thereof, any certificate representing any such Equity Interests, and the number, type, class and series of Equity Interests held by each such owner including, in respect of any Company SAFE or other convertible securities, as applicable (i) the name of the holder thereof, (ii) the exercise price per share, (iii) the number of Company Capital Stock subject to such Company SAFE, (iv) the date of grant or issuance, (v) the vesting schedule, including any accelerated vesting provisions, (vi) the Purchase Amount (as defined in each Company SAFE), (vii) the applicable Post-Money Valuation Cap, Discount Rate and/or other applicable economic term (as defined in each Company SAFE), (viii) the Cash-Out Amount (as defined in each Company SAFE), (ix) the Liquidity Price and Liquidity Capitalization, if applicable, (as defined in each Company SAFE) and (x) the Conversion Amount (as defined in each Company SAFE). True, complete and correct copies of the Company Equity Plan, the standard forms of award agreements under the Company Equity Plan and each award agreement under the Company Equity Plan that differs in any material respect from the standard forms of award agreement under the Company Equity Plan. No Company Option has been granted with an exercise price less than the fair market value of a share of Company Capital Stock on the date on which the grant of such Company Option was by its terms to be effective. Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Plan (or such other plan pursuant to which such Company Options were issued). All of the issued and outstanding shares of Company Capital Stock have been, and all shares which may be issued pursuant to the exercise of the Company’s other Equity Interests, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens. Except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, and the Company does not have any contractual or legal requirement to provide any notice or disclosure to any holder in respect of any such items in connection with the consummation of the Transactions. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted. There are no outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or any other holder of Equity Interests of the Company that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth on Section 3.3 of the Company Disclosure Schedule: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound; and (b) there are no agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Capital Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (a) and (b), collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect (other than Section 3 of the Voting Agreement). No employee of the Company or any other Person has an offer letter or other Contract that contemplates or commits to making a grant of any option to purchase any share of Company Capital Stock or any other security of the Company, or has otherwise been promised any option to purchase any share of Company Capital Stock or any other security of the Company, which option has not been granted, or other security has not been issued, as of the date hereof.

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3.4 Non-contravention.

(a) Assuming that all consents, approvals, authorizations and permits described in Section 3.4(a) of the Company Disclosure Schedule have been obtained and all filings and notifications described in Section 3.4(b) have been made, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will: (i) result in the creation of any Lien, other than Permitted Liens, on any of the material properties or assets of the Company or any of the shares of Company Capital Stock, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Company Governing Documents or any resolution adopted by stockholders of the Company or the Company Board, (B) any Material Contract of the Company or any Contract applicable to its material properties or assets, or (C) any applicable Law or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which the Company or any of the assets owned or used by the Company is subject.

(b) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the assets owned or used by the Company.

3.5 Brokers’ Fees. Other than the fees owed to the Persons listed in Section 3.5 of the Company Disclosure Schedule that will be fully accounted for in Company Transaction Expenses, neither the Company nor any Seller nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Title to Assets.

(a) The Company does not hold title to any real property and has never owned any real property. The Company is not a party to any Contract to purchase or sell any real property. The Company has good title to, or valid leasehold interest in, all of the material properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.

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(b) The Company has made available to Parent true, correct and complete copies of all Leases and other Contracts in respect of all Leased Real Property, including all exhibits, addenda, modifications, amendments, renewals, terminations and supplements thereto (“Company Leases”). The Company is not violating, and since the Company’s formation, has not violated, any Law relating to any Leased Real Property or operations thereon. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth on Section 3.6 of the Company Disclosure Schedule and (iii) to the extent expressly set forth in the Lease relating to such Leased Real Property. The Leased Real Property complies with all applicable Laws, including zoning and land use laws, regulations, codes and/or ordinances, and the Company has not received any notifications from any Governmental Authority or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. The tangible assets and properties owned or leased by the Company constitute all of the material tangible assets and properties that are necessary for the Company to conduct and operate the Business as of immediately after the Closing.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Company as of December 31, 2025, and the related statements of profit and loss for the 12-month period then ended, and (ii) the unaudited, consolidated balance sheet of the Company as of June 30, 2026 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”), and the related statements of profit and loss for the nine-month period then ended (collectively, the “Financial Statements”). The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) except as set forth on Section 3.7(a) of the Company Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of the Company at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to (1) the absence of notes, which, if included, would not materially differ from the notes to the audited Financial Statements and (2) normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount or nature) and (D) are true and correct in all material respects.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Debt (other than Taxes), including, for each item of such indebtedness, the agreement governing such Company Debt and the interest rate, maturity date and any assets securing such indebtedness. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

3.8 Undisclosed Liabilities. The Company does not have any material Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2025, and (ii) those incurred in the business of the Company since December 31, 2025, in the Ordinary Course that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of applicable Law.

3.9 Absence of Certain Changes. Since December 31, 2023, (i) the Company has conducted the business of the Company in the Ordinary Course and (ii) there has not occurred a Company Material Adverse Effect and (iii) neither the Company nor any Subsidiary has done, caused or permitted any of the actions described in Section 5.1 (assuming those limitations in Section 5.1 were in effect prior to the date hereof).

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3.10 Litigation; Compliance with Laws.

(a) There are no, and since the Company’s formation, there have not been any, Legal Proceedings pending or involving the Company or any of its assets or properties or, to the Company’s Knowledge, any of its directors, officers, Company Employees or Company Contractors (in their capacities as such or relating to their employment, services or relationship with the Company). To the Company’s Knowledge, no such Legal Proceeding is pending or has been threatened. There is no Order outstanding against the Company or any of its assets or properties (or, any of its directors, officers, Company Employees or Company Contractors in their capacities as such or relating to their employment, services or relationship with the Company) and there has not been any such Order outstanding since the Company’s formation. To the Company’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b) The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law.

3.11 Tax Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) The Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it (after giving effect to any valid extensions of time in which to make such filings that were properly granted by a Governmental Authority) and has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return). All Tax Returns that have been filed by the Company have been be prepared in accordance with applicable Law in all material respects and are accurate and complete. There are no Liens for Taxes against any of the assets of the Company other than for Taxes not yet due and payable.

(b) The Company has delivered or made available to Parent true, correct and complete copies of all income and other material Tax Returns for the past completed Tax years since inception.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) covered thereon. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course subsequent to the dates covered thereon.

(d) There is (i) no examination, audit, dispute or claim pending or otherwise threatened in writing with respect to any Tax Return of the Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of not more than six months). No adjustment relating to any Tax Return filed by the Company has been proposed, asserted or assessed in writing to the Company. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement, other than any commercial agreement entered into in the Ordinary Course, a primary purpose of which does not relate to Taxes.

(f) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

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(g) The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(h) Neither the Company nor any predecessor of the Company has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than any contract entered into in the Ordinary Course, a primary purpose of which does not relate to Taxes), or by operation of law or (iii) ever been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) improper method of accounting or change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(j) The Company is not, and has not at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) The Company is a resident for Tax purposes solely in its country of incorporation, and is not subject to Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment, any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(l) The Company has provided to Parent all material documentation relating to any applicable Tax holidays or incentives of which the Company is currently entitled. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by (or be subject to a clawback or recapture as a result of) the Transactions.

(m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) The Company has (i) complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) in connection with any amounts paid or owing to any Company Employee, Company Contractor, customer, creditor, stockholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including foreign, federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

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(o) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company has not requested or received a ruling from any Governmental Authority with respect to Taxes.

(p) The Company has (i) complied in all material respects with its obligations under any Law relating to all sales, use, value added, goods and services and similar Taxes (“VAT”), (ii) collected all VAT required to be collected and (iii) timely remitted such Taxes to the appropriate Governmental Authority in accordance with applicable Laws.

(q) The Company has not claimed any employee retention credits pursuant to Section 2301 of the CARES Act or Section 3134 of the Code.

(r) As of the Closing Date, no power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force.

(s) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(t) Any transfer of property that was subject to a substantial risk of forfeiture and would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(u) For U.S. federal and applicable state and local income Tax purposes, the Convertible Notes do not have any contingency associated with payments thereunder that is described in Treasury Regulations Section 1.1272-1(c) or Treasury Regulations Section 1.1275-2(h) and the Company Convertible Notes are not “contingent payment debt instruments” described in Treasury Regulations Section 1.1275-4, and the Company has properly reported the Company Convertible Notes consistent with such treatment. The Company has properly reported any accrued original issue discount or other interest with respect to the Company Convertible Notes. The requirement to make payments at the option of the holder described in Section 2(d) (Change of Control) of each Company Convertible Note constituted a “remote contingency” within the meaning of Treasury Regulations Section 1.1275-2(h)(2) at the time each Company Convertible Note was issued.

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3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule identifies (i) each item of Intellectual Property which is issued or registered to the Company or for which the Company has applied for issuance or registration (the “Registered Intellectual Property”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which registration was issued, date of filing and issuance and names of all current applicant(s) and registered owner(s), as applicable and (ii) each item of other material, unregistered Intellectual Property, including social media accounts, which is owned by or purported to be owned by the Company (the “Unregistered Intellectual Property”), other than items of Off-the-Shelf Software, trade secrets, know-how and goodwill attendant to the Intellectual Property and other Intellectual Property rights not reducible to schedule form. The Company has furnished to Parent true, correct and complete copies of each item of Registered Intellectual Property, as well as all other written documentation evidencing ownership and, if applicable, prosecution of each such item. To the Company’s Knowledge, each item of Registered Intellectual Property is valid, enforceable and subsisting. With respect to each item of Intellectual Property required to be identified as Registered Intellectual Property, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. The Company is the sole and exclusive owner of and possesses all right, title and interest in and to each item of Registered Intellectual Property and Unregistered Intellectual Property, free and clear of any Lien, including any exclusive or non-exclusive license or any obligation to grant any of the foregoing, other than any license granted in the Ordinary Course.

(b) Section 3.12(b) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which the Company licenses from or otherwise uses any item of Intellectual Property owned by a Person other than the Company other than any Open Source Materials or any Off-the-Shelf Software, and (ii) each Contract pursuant to which the Company has granted to any Person any license in any Registered Intellectual Property or Unregistered Intellectual Property, including any right to use any item of Company technology as a service (any Contract described in the foregoing clause (i) or clause (ii), an “Intellectual Property License” and any Intellectual Property licensed pursuant thereto, the “Licensed Intellectual Property”). None of the execution and delivery of any Transaction Document, the performance of the Transactions or the operation of the Business, will, directly or indirectly, with or without notice or lapse of time or both: (A) adversely affect the continuity, validity or enforceability of any Intellectual Property License or result in the breach, modification, cancellation, termination or suspension of any Intellectual Property License; (B) bind or subject Parent or the Company, pursuant to any Intellectual Property License or otherwise, to any noncompete or other restriction on the operation or scope of the Business that such entity was not bound by or subject to prior to the Closing; (C) obligate the Company pursuant to any Intellectual Property License to pay any royalties, commissions, honorarias, fees or other payments or provide any discounts or reduced payment obligations, in each case, to any Person in excess of those payable or provided to such Person prior to the Closing; (D) grant any Person any right or access to, or place in or release from escrow, any source code of any Registered Intellectual Property or Unregistered Intellectual Property; or (E) grant any Person any Intellectual Property right or any other proprietary right in any Company Intellectual Property.

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(c) The Company owns or has valid right or license to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit all Intellectual Property necessary or prudent for the operation of the Business (together with the Registered Intellectual Property, the Unregistered Intellectual Property and the Licensed Intellectual Property, the “Company Intellectual Property”). Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, each item of Company Intellectual Property owned or licensed to the Company immediately prior to the Closing will be owned or licensed for use by the Company on identical terms and conditions immediately following the Closing, and there is no Intellectual Property other than the Company Intellectual Property that is material to or necessary for the operation of the Business. The Company has taken all necessary and prudent action to maintain and protect each item of Company Intellectual Property owned by the Company (“Company Owned Intellectual Property”). With respect to each item of Company Intellectual Property, (i) to the Company’s Knowledge, such item is valid and enforceable and fully complies with all Laws applicable to the enforceability thereof, (ii) such item is not subject to any Order, (iii) no Legal Proceeding is pending or, to the Company’s Knowledge, threatened or anticipated that challenges the legality, validity, enforceability or, as applicable, ownership or use of such item, and, to the Company’s Knowledge, there is no basis for any such claim and (iv) neither the Company nor any Affiliate thereof has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d) To the Company’s Knowledge, none of the products and services of the Company, the exploitation of Company Intellectual Property or the operation of the Business as conducted prior to the Closing infringes, misappropriates, interferes with or otherwise violates, or has ever infringed, misappropriated, interfered with or otherwise violated, any right (including any Intellectual Property right), title or interest of any Person. The Company has not received and, to the Company’s Knowledge, has no reason to anticipate, any notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding (whether written or oral) alleging infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Intellectual Property of any Person by the Company or any Company Intellectual Property. To the Company’s Knowledge, no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation of any Company Intellectual Property by any Person is occurring or has ever occurred. The Company has not received any oral or written opinions of counsel relating to infringement, invalidity or unenforceability of any Company Intellectual Property. The Company has used commercially reasonable efforts to identify any infringement, misappropriation, interference, violation, unauthorized disclosure or other unauthorized use by any Person of any right, title or interest in or to any Company Owned Intellectual Property, Company Data or Confidential Information.

(e) The Company has taken all necessary measures consistent with industry best practices to protect the secrecy and value of all Trade Secrets of the Company (including the enforcement by the Company of a policy requiring each Company Employee and Company Contractor that is a natural person (“Individual Company Contractor”) with access to such Trade Secrets to execute proprietary information and confidentiality agreements substantially in such Company’s standard form, and all Company Employees and Individual Company Contractors have executed such agreements). The Trade Secrets of the Company and all other confidential Company Owned Intellectual Property, are not part of the public knowledge or literature and have not been used, divulged or appropriated either to the detriment of the Company or for the benefit of any other Person (including any Affiliate of the Company or any officer, director, stockholder, representative of the Company or any Affiliate of any of the foregoing).

(f) The Company owns, leases or is provided as a service from a third party contractor all computer systems, network connectivity, communication equipment and other technology necessary for the operations of the Company (the “Company Systems”). The Company Systems are in good working condition and sufficient for the operation of the business of the Company as conducted prior to the Closing, including having sufficient capacity to comply with any applicable Laws or Orders, that require remote work by some or all Company Employees or Company Contractors. There has been no error, breakdown, failure or other material substandard performance of any Company System which has caused any material disruption or damage to the Company or that was, is or will be reportable to any Governmental Authority.

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(g) No government funding, resources, personnel or facilities of any university, college or other educational institution or research center was used in the development of any Intellectual Property owned by the Company. No Company Employee, Company Contractor or current or former director or officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Intellectual Property owned by the Company has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company. The Company is not a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Each Company Employee, Individual Company Contractor, and current and former director and officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Intellectual Property owned or purported to be owned by the Company has executed valid and enforceable written Intellectual Property assignment and confidentiality agreements for the sole and exclusive benefit of the Company (and of no other Persons, including any Affiliate of the Company) in the form of (i) a present assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Intellectual Property and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein, and (ii) a nondisclosure, noncompetition, non-solicitation and non-hire agreement in the form provided to Parent, and the Company has provided true, correct and complete copies of all such agreements to Parent. No Company Employee, Company Contractor, or current or former director or officer of the Company (A) has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company Intellectual Property, (B) has assigned or attempted to assign any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company to any other Person (including any Affiliate of the Company), (C) is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company, (D) is obligated pursuant to any provision or covenant of any obligation under any Contract with any Person to assign or convey any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company to such Person, or (E) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled exclusively by the Company or the applicable Company Employee, Company Contractor, director or officer, in connection with any services or work performed for or on behalf of the Company.

3.13 Privacy and Information Security.

(a) The Company is, and at all times has been, in material compliance with all Privacy Laws in the Processing of Personal Information in the course of the Company’s business.

(b) To the Company’s Knowledge, no Person has gained unauthorized access to or engaged in unauthorized Processing of: (i) any Personal Information, Company Data in the possession or control of the Company or its subcontractors, or Confidential Information held by the Company or any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that Process Personal Information, Company Data or Confidential Information owned or maintained by the Company, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”).

(c) The Company is, and at all times has been, in material compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).

(d) The Company has contractually obligated all subcontractors that process Personal Information to required contractual terms relating to the protection and use of the Company’s IT Systems and the Company’s products and services, and Personal Information and/or Company Data thereon, and such obligations meet all material requirements of applicable law.

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(e) The Company maintains and has maintained in place reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information, Company Data and Confidential Information from a Security Breach.

(f) The Company has deployed industry standard encryption on all portable devices and information systems owned by the Company and containing or transmitting Personal Information, Company Data and/or Confidential Information. The Company’s IT Systems are adequate for, and operate and perform as required in connection with, the operation of the Business.

(g) There is no Legal Proceeding initiated by any other Person pending or threatened in writing against the Company or its agents or subcontractors alleging a violation of any Person’s data privacy, data protection or data security rights, nor has there been any Order affecting the Company’s or its agents’ or subcontractors’ use, disclosure or other processing of any Personal Information. No event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a reasonable basis for such Legal Proceeding relating to privacy or data protection. The Company has not received any communications from or been the subject of any investigation by, the U.S. Federal Trade Commission or any data protection authority or other Governmental Authority regarding the Company’s acquisition, use, disclosure or other Processing of any Personal Information.

(h) Neither the execution and delivery of any Transaction Document nor the consummation of the Transactions, including any transfer of Personal Information resulting from the Transactions, will, directly or indirectly, with or without notice or lapse of time or both, violate: (i) any Privacy Law as it currently exists as or as it existed at any time during which any Personal Information or Company Data was collected or obtained by or on behalf of the Company; (ii) any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information or Company Data was collected or obtained by or on behalf of the Company; (iii) the privacy rights of any other Person; or (iv) any other privacy and data security requirements imposed on the Company or under any Contracts to which the Company is a party.

3.14 Health Care Matters.

(a) The Company, its Affiliates, and the Company’s current and former owners, officers, directors, managers, members, managing employees, and agents (in the case of managing employees and agents, as those terms are defined in 42 C.F.R. Section 1001.2), and, to the Company’s Knowledge, the Company’s current and former employees and contractors (only in such employees’ and contractors’ capacity as such), have at all times complied in all material respects with, and are in material compliance with, all Health Care Laws. No subpoena, demand, civil investigative demand, contact letter, or other written notice from any Governmental Authority or other Person investigating, inquiring into or otherwise relating to any actual or potential violation of any applicable Laws, including any Health Care Law, has been filed or received by the Company, any of its Affiliates, or any of the Company’s current and former owners, officers, directors, managers, members, managing employees, or agents in their capacity as such. Neither the Company nor any of its Affiliates has made, intends to make, or has reason to make, a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (“OIG”) pursuant to the OIG’s self-disclosure protocol or otherwise.

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(b) Neither the Company, its Affiliates, nor any of the Company’s current or former owners, officers, directors, managers, members, managing employees or agents (in the case of managing employees and agents, as those terms are defined in 42 C.F.R. Section 1001.2), nor, to the Company’s Knowledge, any of the Company’s employees or contractors: (i) has been debarred, suspended or excluded from participation in the Medicare, Medicaid or any other state or federal healthcare program and has not been included on the OIG List of Excluded Individuals and Entities (LEIE); (ii) has been charged with or convicted of a criminal offense related to any Health Care Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) has been or is currently the target or subject of any current or potential investigation, audit, action, claim, charge, or litigation (including qui tam litigation) relating to any offense related to Medicare, Medicaid or any other state or federal health care program or any other violation of any Health Care Law; (vi) is a party to, is bound by, or has a continuing obligation in respect of any Order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Authority concerning compliance with any Health Care Law; or (vii) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any Health Care Law.

(c) The Company currently maintains and adheres to an effective compliance plan which is materially consistent with guidance of OIG and the provisions of the U.S. Sentencing Guidelines and is designed to promote compliance with all Health Care Laws. The Company’s compliance plan was designed to promote compliance with all Health Care Laws and applicable ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address potential violations of legal or ethical standards or fraud and abuse applicable to the operations of the Company, including, without limitation, policies and procedures relating to retention of records, quality assurance, employee screening, and fraud, waste and abuse.

3.15 Other Regulatory Compliance.

(a) To the extent applicable to the Company Products, the Company is conducting and has conducted its business and operations in compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et seq., the Public Health Service Act, 42 U.S.C. §201 et seq., and all applicable regulations promulgated by the FDA, including good clinical practices regulations and good laboratory practices regulations and good manufacturing practice standards and regulations (collectively, “FDA Laws and Regulations”), and the research, development, manufacture, and use of the Company Products by or on behalf of the Company has been at all times in compliance with all applicable FDA Laws and Regulations.

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(b) The Company has not received any notice or communication from the FDA or any other Governmental Authority responsible for oversight or enforcement of any Healthcare Law, or any institutional animal care and use committee (or similar body responsible for oversight of animal research) alleging noncompliance with any applicable Healthcare Law or FDA Law and Regulation. The Company is not subject to any enforcement, regulatory, or administrative proceedings by the FDA or any other Governmental Authority and, to the Company’s Knowledge, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against the Company, and, to the Company’s Knowledge, the Company has no liability (whether actual or contingent) for failure to comply with any FDA Laws and Regulations. There has not been any violation of any FDA Laws and Regulations, or of any comparable law administered by a Governmental Authority outside the United States, by the Company in its product development efforts, submissions, record keeping, and reports to the FDA or other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action, or enforcement, regulatory, or administrative action. To the Company’s Knowledge, there are no civil or criminal proceedings relating to the Company or any of the Company’s employees which involve a matter within or related to the FDA’s jurisdiction or the jurisdiction of a comparable Governmental Authority outside the United States.

(c) To the Company’s Knowledge, no officer, employee, or agent of the Company has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither the Company, nor any officer, employee, or agent of the Company has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated or permitted, under 21 U.S.C. § 335a. No officer, employee, or agent of the Company has been convicted of any crime or, to the Company’s Knowledge, engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any applicable Law or regulation.

(d) Section 3.15(d) of the Company Disclosure Schedule sets forth a list of all material permits, licenses, registrations, clearances, approvals that are pending or have been issued under the FD&C Act (“FD&C Permits”) and held exclusively by the Company. Each such issued FD&C Permit is in full force and effect and, to the Company’s Knowledge, no suspension, revocation, cancellation, or withdrawal of such FD&C Permit is threatened by the FDA and there is no basis for believing that such FD&C Permit will not be renewable upon expiration or will be suspended, revoked, cancelled, or withdrawn by the FDA. Each such issued FD&C Permit will continue in full force and effect immediately following the Effective Time.

(e) All preclinical studies conducted with respect to the Company Products by or at the direction of the Company have been conducted in material compliance with all applicable FDA Laws and Regulations. Complete and correct copies of all regulatory materials, including scientific data with respect to the Company Products, have been made available to Parent. Such regulatory materials are complete and correct in all material respects and have been maintained in compliance with all applicable formal filing and maintenance requirements.

3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company is a party or by which it or any of its assets are bound that are in effect as of the date hereof (together with all Insurance Policies, the “Material Contracts” and each a “Material Contract”); provided, that, for purposes of this Section 3.16(a), “Contract” shall be deemed to include any single Contract or any group of related Contracts:

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(i) any Contract providing for (or reasonably expected to result in) payments by or to the Company in an aggregate amount of $25,000 or more on an annualized basis;

(ii) any dealer, distributor, reseller or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market or sell its products or services to any other Person;

(iii) (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person and (D) any Contract that involves the payment of royalties to any other Person;

(iv) any Contract (A) with any of the Company’s officers, directors or any Company Employee, Company Contractor, Seller, or any Person known by the Company to be a member of the immediate family of any of the foregoing, other than employee offer letters or consulting agreements entered into in the Ordinary Course which are terminable at will without Liability to the Company, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant and exercise agreements on the Company’s standard form or (B) with any Person with whom the Company does not deal at arm’s length;

(v) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company Data, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Intellectual Property or Company Data, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, Company Data, or Personal Information including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (D) imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, (E) restricts the Company’s use of data collected by the Company through its operations or (F) otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(vi) other than licenses for Off-the-Shelf Software, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any third-party Intellectual Property rights used in the development, marketing or licensing of the Company Products;

(vii) any Intellectual Property License; any license, sublicense, or other Contract to which the Company is a party or by which it or any of its assets are bound and pursuant to which any Person is authorized to use any Company Intellectual Property, Company Data or Personal Information (other than customer agreements on the Company’s standard form agreement, a copy of which has been provided to Parent);

(viii) any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property, Company Data or Personal Information;

(ix) any Contract providing for the development of any Software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Company Employees or Company Contractors on the Company’s standard form of agreement, copies of which have been provided to Parent);

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(x) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the Ordinary Course;

(xi) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products, Company Intellectual Property, Company Data or Personal Information;

(xii) any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company and entered into outside the Ordinary Course;

(xiii) any settlement agreement;

(xiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or the other Transactions, either alone or in combination with any other event;

(xv) any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company;

(xvi) any Contract with any labor union or any collective bargaining agreement or similar Contract with Company Employees;

(xvii) any Contract with any of the Company’s officers, directors or any Company Employee or Company Contractor, containing severance, change of control, retention, or other similar provisions;

(xviii) any Contract (A) evidencing Company Debt, (B) for capital expenditures in excess of $10,000 or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xix) (A) any Company Lease and (B) any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $5,000 in any annual period;

(xx) any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person or (C) granted to any Person any preferential rights to purchase any assets or properties of the Company;

(xxi) any Contract with any supplier pursuant to Section 3.26;

(xxii) any Contract with a professional employer organization or other employee staffing agency (excluding Contracts with recruiting agencies and consultants, in each case, (A) that are terminable by the Company at any time without further cost or other Liability and (B) under which the Company has no Liabilities as of the Effective Time);

(xxiii) any Contract for studies, tests, preclinical trials and clinical trials sponsored or conducted by or on behalf of the Company; and

(xxiv) any power of attorney.

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(b) The Company has (and, to the Company’s Knowledge, each other party thereto has) performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Material Contract. Each Material Contract is in full force and effect, subject only to the effect, if any, of the Enforceability Exceptions. The Company is not in material breach or material violation of, or material default under, any such Material Contract, and no event has occurred or, to the Company’s Knowledge, is pending which, with lapse of time, or otherwise, would constitute any such material breach or material default by the Company. The Company has made available to Parent copies of each Material Contract that are, in each case, true, complete and accurate.

(c) The Company is not party (directly or indirectly) to any Contract with any Governmental Authority, any Permit, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).

3.17 Employee Benefits and Employment Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan. True, complete and correct copies of the following documents with respect to each Company Employee Plan, where applicable, have previously been made available to Parent: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(b) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(c) Each Company Employee Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

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(d) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any funded welfare benefit plan (within the meaning of Section 419 of the Code), (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(f) Each Company Employee Plan may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Company Employee Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract. No Company Employee Plan is subject to the Laws of any jurisdiction outside the United States.

(g) No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(h) None of the execution and delivery of this Agreement, the stockholder approval of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Company Employee, Company Contractor, non-employee director or other service provider of the Company or any of its Subsidiaries; (ii) further restrict any rights of the Company to amend or terminate any Company Employee Plan; (iii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of the Company or any of its Subsidiaries to the Company or its Subsidiaries or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

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(i) Section 3.17(i)(i) of the Company Disclosure Schedule contains a list of all current Company Employees as of the date hereof, and correctly reflects: (i) their dates of hire, (ii) their job title, full-time or part-time status, including each Company Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law, (iii) their annual base salary, hourly wage rate, or piece rate, as applicable, (iv) any other cash compensation payable to them including compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, car maintenance or car entitlements, (v) sick and vacation leave or paid time off that is accrued and unused, (vi) work location (city/town and state), (vii) status (i.e., active or inactive and if inactive, the type of leave, start date of leave, estimated duration and return date), (viii) visa or work permit status and the date of expiration, if applicable, and (ix) and the total amount of bonus, retention, severance and other amounts to be paid to such Person at the Closing or otherwise in connection with the transactions contemplated hereby. No Persons have accepted offers of employment made by the Company but whose employment has not yet started. All Company Employees are employed at-will, and no Company Employee is subject to any employment Contract with the Company, whether oral or written.

(j) Section 3.17(j) of the Company Disclosure Schedule contains a list of all the current Company Contractors, temporary employees, leased employees, or other agents employed or used by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll (“Contingent Worker”) as of the date hereof and, for each Contingent Worker: the name of the contracting party, the nature of services provided, such Contingent Worker’s compensation, how said compensation is calculated (e.g., hourly rate, flat fee, etc.), the primary location (city and state from which services are performed), average hours worked per week, whether a written contract with such Contingent Worker exists, the initial date of such Contingent Worker’s engagement, the anticipated end date of such Contingent Worker’s engagement (if any), the prior notice entitlement and whether notice has been provided to terminate such engagement by either party thereto. The Company has complied in all respects with respect to classification of Company Contractors and all such Persons’ agreements contain provisions which state that no employer-employee relationship exists between such Persons and the Company. No current Company Employee, Company Contractor or Contingent Worker has expressed any plans to cease such engagement (whether as a result of the Transactions or otherwise) with the Company. The Company does not engage any personnel through third-party agencies. No Company Contractor has made any claim to the Company that such Person is (or was) or should be (or should have been) classified as an employee of the Company.

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(k) The Company is, and at all times since its formation has been, in compliance in all respects with all applicable Laws respecting labor and employment, including discharge or termination of employment, enforcement of labor Laws, discrimination in employment, sexual harassment and other harassments, terms and conditions of employment, wages, hours, notice to employees regarding employment terms, employee benefits, worker classification (including the proper classification of workers as independent contractors), engagement of Company Contractors and Contingent Workers, wages, pay stubs, hours of work, overtime hours, meal and rest periods, classification, working during rest days and occupational safety and health and employment practices, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, employee leaves of absence, labor relations, immigration (including the Immigration Reform and Control Act), unemployment insurance, workers’ compensation, and the collection and payment of withholding Tax, Social Security Tax and other similar Tax, and with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. The Company currently classifies and has properly classified each Company Employee as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws. The Company is not and never has been delinquent in any payments to any Company Employees or Company Contractors or Contingent Workers for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed by them or amounts required to be reimbursed to such Company Employees or Company Contractors or Contingent Workers (including business expense and travel reimbursement). The Company is not a recipient of any outsourced or temporary labor from any third party. The Company does not have, and has not taken any action or omission that would incur, any Liability with respect to any misclassification of any Company Employee, Company Contractor or Contingent Worker leased from another employer. The Company does not have, and has not taken any action or omission that would incur, any Liability for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any applicable Law. The Company does not have, and has not taken any action or omission that would incur, any Liability with respect to misclassification of (i) any Person or employee as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees, Company Contractors or Contingent Workers (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former Company Employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.

(l) The Company is not, and has never been involved in any way in, any form of Legal Proceeding or internal or external investigation, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, employee misconduct, the misclassification of independent contractors, violation of restrictive covenants, confidentiality obligations, sexual harassment, other unlawful harassment or unfair labor practices), and none are currently pending or threatened. No Company Employee, Company Contractor or Contingent Workers has engaged in (and there have been no allegations that any such Person has engaged in) harassment, discrimination or similar misconduct of any nature, or breach of any policy of the Company relating to the foregoing, or any other similar act, whether or not unlawful, nor is any allegation pending or threatened or has any such allegation been investigated, settled or subject to an out-of-court or pre-litigation arrangement or the subject of any Legal Proceeding against or involving the Company and/or such Person and none is reasonably anticipated. There are no controversies pending or threatened, between the Company and any Company Employees, Company Contractors or Contingent Workers, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Authority.

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(m) The Company has provided to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with Company Contractors and Contingent Workers, (iv) all forms of confidentiality, non-competition or inventions agreements between Company Employees or Company Contractors and the Company (and a true, correct and complete list of employees, Company Contractors and/or others not subject thereto), (v) the most current management organization chart(s), (vi) a schedule of bonus commitments made to Company Employees, (vii) accurate and complete copies of all employee manuals and handbooks, all Company policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company Employees and Company Contractors of the Company and (viii) a written summary of all material unwritten policies, practices and customs of the Company. All Company Employees and Company Contractors have signed agreements with the Company (either an offer letter, employment agreement, or an independent contractor or consulting agreement, and also a confidentiality, non-competition (where permitted by applicable Law) and/or inventions assignment agreement) and no such Person is engaged by the Company without a written Contract.

(n) The Company is not and has never been a party to or bound by any collective bargaining agreement or other Contract or understanding with a labor union, labor organization or similar group of employees. No collective bargaining agreement is in effect or is currently being negotiated by the Company, and the Company does not have any duty to bargain with any labor organization. There are no labor organizations representing, and, to the Company’s Knowledge, there are no labor organizations purporting to represent or seeking to represent any Company Employees. To the Company’s Knowledge, no Company Employee has engaged in a union organization or election activities relating to the Company. The Company has not experienced, nor is it currently experiencing, any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no current lockout of any Company Employees, and no such action is contemplated by the Company or has occurred since the Company’s formation. The Company has not committed and none of its representatives has committed, any unfair labor practice, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Company’s Knowledge, threatened. The Company is not, and never has been, a member of any employers’ association or organization. The Company has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Company does not have any material unsatisfied obligations of any nature due to any of its former Company Employees or former Company Contractors or former Contingent Workers, and their termination was in compliance in all material respects with all applicable Laws and Contracts.

(o) No Company Employee is in violation of any term of any employment agreement, non-competition agreement, restrictive covenant to or any other Contract with the Company, or with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. No Company Contractor is in violation of any term of any non-competition agreement, restrictive covenant or any other Contract with the Company, or with to a former employer relating to the right of any such Company Contractor to be providing services to the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. The employment of each of the current Company Employees is “at will” and the Company does not have any obligation to provide a written prior notice prior to terminating the employment of any of their respective Company Employees or the engagement of any of their respective Company Contractors. Neither the Company nor any other Person has, (i) entered into any Contract that obligates or purports to obligate Parent, the Surviving Corporation or any of their respective Affiliates to make an offer of employment or engagement to any Company Employee or Company Contractor and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any Company Employee or Company Contractor of the Company of any terms or conditions of employment with Parent, the Surviving Corporation or any of their respective Affiliates following the Closing.

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(p) No officer, manager or director of the Company or current Company Employee is a party to or bound by any Contract that (i) could adversely affect the performance of his or her duties as an officer, manager, director or Company Employee other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company. There are no performance improvement plans or disciplinary actions contemplated or pending against any of the Company Employees or Company Contractors.

(q) The Company is and has always been in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar applicable state or local Laws, and has no Liabilities related thereto. Since the Company’s formation, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any similar applicable state or local Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar applicable state or local Laws) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar applicable state or local Laws. The Company has not caused any Company Employee to suffer an “employment loss” (as defined in the WARN Act or any similar applicable state or local Laws) in the last ninety (90) days.

(r) All Company Employees are (i) legally authorized to work in the jurisdiction in which such Company Employee is employed, and (ii) have satisfied all pre-employment screening requirements, including any drug testing, reference and background check requirements that were in effect by the Company at the time of their hiring. The Company has not hired, employed, recruited or referred for a fee a Person who is not legally authorized to be employed in the United States or the jurisdiction in which such Person is employed or engaged. The Company has properly completed all reporting and verification requirements pursuant to, and has otherwise complied with, all Laws relating to immigration control for all of the Company’s employees, agents and contractors, including the Form I-9. The Company has retained for each current Company Employee the Form I-9 throughout such Company Employee’s period of employment with the Company and has retained a Form I-9 for each former Company Employee for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. The Company has not received any notice from any Governmental Authority that the Company is in violation of any Law pertaining to immigration control or that any current or former employee, agent, contractor or other individual service provider of the Company is or was not legally authorized to be employed in the United States or the jurisdiction in which such Person is employed, or is or was using an invalid social security number, and there is no pending, or to the Knowledge of the Company threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

(s) The Company is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

3.18 Environmental Matters.

(a) The Company has been and is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its Business or assets or properties. Except in compliance with Environmental, Health and Safety Requirements and in a manner that would not reasonably be expected to result in Liability to the Company, no Hazardous Materials are stored, used, or otherwise present at, in, on, or under any locations the subject of Company Leases. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, the Company has not received any unresolved written order or notice of any actual or potential violation or failure by the Company to comply with any Environmental Laws.

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(b) The Company has not received any unresolved written notice that there are any pending or threatened actions or encumbrances arising under or pursuant to any Environmental Law with respect to or affecting any of the facilities or Leased Real Property.

(c) The Company has not retained or assumed any Liability of any other Person in connection with any Environmental, Health and Safety Requirements.

(d) To the Company’s Knowledge, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any material Liability of the Company with respect to Environmental, Health and Safety Requirements.

3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of insurance policies and bonds maintained by or on behalf of the Company (the “Insurance Policies”), the name of the insurer under each such Insurance Policy, the type of Insurance Policy, the term and termination date of such Insurance Policy, the coverage and premium amounts, and any applicable deductible as of the date hereof, as well as all material outstanding claims made under such policies and bonds. A copy of each such Insurance Policy has been provided to Parent. The Insurance Policies provide reasonably sufficient coverage for the operation of the Business, and are commensurate with insurance coverage of the types and in amounts generally held by other participants in the Company’s industry. All of such Insurance Policies are in full force and effect, and the Company is not in default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. To the Company’s Knowledge there is no threatened termination of, or material premium increase with respect to, any Insurance Policy.

3.20 Certain Business Relationships. None of the officers or directors of the Company, none of the Company Employees, none of the Sellers and none of the immediate family members or Affiliates of any of the foregoing, (i) has or has ever had any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded or portfolio investments made or held in the Ordinary Course by any Seller that is an investment fund), (ii) is or has ever been a party to, or is or has ever been otherwise directly or indirectly interested in, any Contract to which the Company is or was a party or by which the Company or any of its assets is or was bound, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Options, (iii) has or has ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is or has been used in, or that relates to, the business of the Company, except for the rights of stockholders of the Company under applicable Law, (iv) has any claim or right against the Company, in each case, except for normal compensation for services as an officer, director or Company Employee incurred in the Ordinary Course or (v) has any indebtedness owing to the Company. The Company does not have any claim or right against, or owe any indebtedness to, any of its officers, directors or Company Employees, any Seller or any immediate family member or Affiliate of any of the foregoing.

3.21 Books and Records. The Company has made available to Parent true, correct and complete copies of the following documents (a) the Company Governing Documents, (b) the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and stockholders of the Company, and (c) the stockholders’ register, journal and other records reflecting all share issuances and transfers and all grants of Equity Interests of the Company and agreements of the Company. The minute books of the Company provided to Parent contain a true, correct and complete summary of all meetings of directors and of stockholders of the Company or actions by written consent since the time of incorporation of the Company through the date hereof.

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3.22 Legal Compliance; Permits.

(a) The Company has, since the Company’s inception, complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) The Company possesses, and is in compliance in all material respects with all terms and conditions of, all material licenses, approvals, permits, registrations and authorizations of any Governmental Authority required to operate its business as currently conducted (collectively “Permits”). The Company is not in default or violation in any material respect under any of its Permits, and no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of violation in any material respect under any of the Permits. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any of the Company’s Permits. The Company has made all material declarations or filings with applicable Governmental Authorities in each case that are necessary to enable it to lawfully carry on its business as then or as currently conducted.

3.23 Anti-Bribery and Anti-Corruption. Neither the Company, nor to the Company’s Knowledge its officers, directors, Company Employees or any authorized agent acting for or on behalf of the Company has, since the Company’s formation, (including through any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person, or taken any action in furtherance thereof: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage. Neither the Company nor, to the Company’s Knowledge, any of its directors, Company Employees or Company Contractors (acting in their capacities as such) has (i) received or been the subject of, directly or indirectly, any allegation, whistleblower complaint, or internal investigation involving the Company related to actual or alleged noncompliance with any fraud, money laundering or Anti-Corruption Law; (ii) been charged with or been convicted of violating any Anti-Corruption Law or (iii) been subjected to any investigation or proceeding by any Governmental Authority for potential corruption, fraud, money laundering or violation of any Anti-Corruption Law.

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3.24 Export Control. The Company has conducted its transactions in accordance in all material respects with applicable provisions of U.S. and any other applicable export and re-export controls and applicable Laws related to import/customs, including the Export Administration Act of 1979 and Export Administration Regulations, 15 C.F.R. Part 730, et seq.; the Foreign Assets Control Regulations, 31 C.F.R. Part 500, et seq.; the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; and other controls administered by the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”); the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and/or the U.S. Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company has been and is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending Legal Proceedings or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (iv) no Export Approvals for the transfer of export licenses to Parent or the Company are required, except for such Export Approvals that can be obtained without material cost. Neither the Company nor any Seller, director, officer, Company Employee, Company Contractor, or each other Person acting for, or on behalf of, the Company is or has been a Person, or owned or controlled by, or acting on behalf of, a Person that is or was: (i) identified on any U.S. Restricted Person List or any comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by any Governmental Authority in any jurisdiction in which the Company operates, or (ii) organized, incorporated, established, located, resident, or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country embargoed or subject to substantial trade restrictions by a Governmental Authority in any jurisdiction in which the Company operates. The “U.S. Restricted Person List” means (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identification List maintained by OFAC, (ii) the Denied Persons, Entity, and Unverified Lists maintained by BIS, (iii) the Debarred List maintained by the U.S. Department of State, and (iv) persons identified by the U.S. Department of State as subject to sanctions by the U.S. Government for engaging in activities relating to proliferation, terrorism, or Iran. The Company is and, since the Company’s formation, has been, in compliance in all material respects with the U.S. anti-boycott Laws, and the Company has not been, and has not engaged in activities that may cause it to be, subject to any penalties or sanctions.

3.25 Information Statement. Neither the Information Statement nor any other notice to be given by the Company to the Company Stockholders pursuant to applicable Law or the Company Governing Documents, if any, or otherwise and any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date of the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26 Suppliers. Section 3.26 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers of the Company (by dollar volume, based on amounts paid or payable) in the year ended December 31, 2025. The Company has no outstanding material disputes concerning any such supplier. With respect to any such supplier, the Company has not received any written notice or other communication that such supplier intends to terminate or materially reduce its relationship as a supplier of the Company whether after the Closing or otherwise, or that such supplier intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Corporation or Parent).

3.27 Disclosure . None of the representations or warranties made by the Company in this Agreement (as modified by the Company Disclosure Schedule) or in any closing certificate of the Company, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

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3.28 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The Company acknowledges, for itself and on behalf of the Sellers, that (i) except as expressly contained in ARTICLE 4 hereof or expressly set forth in any other Transaction Document, none of Parent, Merger Sub or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of Parent, Merger Sub or their Affiliates, in respect of Parent, Merger Sub, their Affiliates or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of Parent’s or its Affiliates’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any Confidential Information memoranda, documents, projections, material or other information (financial or otherwise) regarding Parent, Merger Sub or their Affiliates furnished to the Company, any Seller or any of their respective representatives or made available to the Company, any Seller or any of their respective representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger, or in respect of any other matter or thing whatsoever, and (ii) the Company has not relied on any representation or warranty of Parent, Merger Sub or any other Person other than the representations and warranties contained in ARTICLE 4 of this Agreement or expressly set forth in any other Transaction Document (as applicable). Notwithstanding the foregoing, nothing in this Section 3.28 is intended to, and it shall not impede, impair, hinder or affect in any respect any claim based upon Fraud with respect to the representations and warranties set forth in ARTICLE 4 of this Agreement or the terms of any other Transaction Document.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof as follows except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation or formation, as applicable, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent and Merger Sub are a party and the performance by Parent and Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other Transactions to which Parent or Merger Sub are a party, other than the filing and recordation of the Certificates of Merger and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement and the other Transaction Documents to which Parent and Merger Sub are a party constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.

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4.3 Non-contravention. No consent, approval or authorization of, or registration, qualification, notice to or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Documents by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) such filings with the Secretary of State of the State of Delaware pursuant to the DGCL in order to increase the number of authorized shares of Parent Restricted Stock as may be necessary in order to permit the issuance of the Milestone Shares pursuant to Section 2.18.

4.4 Capitalization.

(a) As of the close of business on September 14, 2026 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of:

(i) 500,000,000 shares of Parent Common Stock, 82,091,981 shares of which were issued and 82,091,981 shares were outstanding, and 3,827 shares of which were held in Parent’s treasury. All of the outstanding shares of Parent Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 10,000,000 shares of Parent Preferred Stock, none of which were issued and outstanding.

(iii) The rights, privileges and preferences of the Parent Preferred Stock are as stated in the Parent Certificate of Incorporation and as provided by the DGCL. Parent holds no Parent Preferred Stock in its treasury.

(iv) Parent had reserved 13,544,789 shares of Parent Common Stock for issuance to officers, directors, employees and consultants of Parent. Of such reserved shares of Parent Common Stock, 7,222,923 shares were reserved for outstanding awards issued pursuant to the Parent Equity Plan, 3,163,712 shares were reserved for future issuance of awards pursuant to the Parent Equity Plan, 1,158,154 shares were reserved for future issuance of awards pursuant to Parent’s 2023 Employee Stock Purchase Plan, 0 shares were reserved for outstanding awards issued pursuant to Parent’s 2025 Inducement Equity Incentive Plan, and 2,000,000 shares were reserved for future issuance of awards pursuant to Parent’s 2025 Inducement Equity Incentive Plan.

(v) Parent had reserved 13,009,536 shares of Parent Common Stock for issuance upon exercise of outstanding warrants to purchase shares of Parent Common Stock.

(vi) Parent had reserved 7,346,269 shares of Parent Common Stock for issuance upon exercise of outstanding pre-funded warrants to purchase shares of Parent Common Stock.

(b) The shares of Parent Capital Stock subject to issuance pursuant to this Agreement, including the Parent Restricted Shares, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws, restrictions imposed under any voting agreements, investor rights agreements or right of first refusal agreements of Parent, restrictions on transfer as provided for herein or Liens imposed as a result of any action or inaction of the Company or any Seller), are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of the Parent or any agreement to which Parent is a party or is otherwise bound, other than any voting agreements, investor rights agreement or right of first refusal agreements of Parent.

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4.5 Litigation; Compliance with Laws.

(a) There are no Legal Proceedings pending or involving Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b) Parent has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law.

4.6 Brokers’ Fees. None of Parent or Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the Transactions to which it is a party.

4.7 Operations of Merger Sub. Merger Sub is a direct wholly owned subsidiary of Parent and has not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any liabilities, in each case except in connection with its incorporation and the negotiation of this Agreement.

4.8 Securities Laws. Parent represents and warrants that it is acquiring the Company Capital Stock solely for its own account for investment and not with a view to or for sale or distribution of said units or any part thereof in violation of any applicable securities Laws. Parent understands that the Company Capital Stock has not been registered under the Securities Act. Parent realizes that the basis for the exemption may not be present if, notwithstanding its representations, Parent has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. Parent has no such present intention. Parent is an Accredited Investor.

4.9 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, PARENT AND MERGER SUB MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Parent and Merger Sub acknowledge, for themselves and on behalf of the Parent Indemnified Parties, that (i) except as expressly contained in ARTICLE 3 hereof or expressly set forth in any other Transaction Document, none of the Company, the Company Stockholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of the Company Stockholders, the Company or their Affiliates, in respect of the Company’s business, the Company, its Affiliates, or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or its Affiliates’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company, the Business, their respective assets or their respective Affiliates furnished to Parent, Merger Sub and their representatives or made available to Parent, Merger Sub and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger, or in respect of any other matter or thing whatsoever, and (ii) Parent and Merger Sub have not relied on any representation or warranty of the Company other than the representations and warranties contained in ARTICLE 3 of this Agreement or expressly set forth in any other Transaction Document. Notwithstanding the foregoing, nothing in this Section 4.9 is intended to, and it shall not impede, impair, hinder or affect in any respect any claim based upon Fraud with respect to the representations and warranties set forth in ARTICLE 3 of this Agreement or the terms of any other Transaction Document.

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ARTICLE 5

CERTAIN COVENANTS AND AGREEMENTS

5.1 General. Except (i) as contemplated or expressly permitted by this Agreement, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law or (iv) as set forth on Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to ARTICLE 8 (the “Pre-Closing Period”), the Company shall (A) conduct the Business in the Ordinary Course and in compliance with all applicable Laws, (B) maintain and preserve intact the Business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with the Company) and retain the services of its present officers, directors and employees and (C) maintain in full force and effect all insurance policies that are material to the Company as in effect on the date of this Agreement. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as contemplated, required or expressly permitted by this Agreement, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law or (iv) as set forth on in Section 5.1 of the Company Disclosure Schedule, the Company shall not:

(a) Company Governing Documents. Cause, propose or permit any amendments to, or waivers of, any of the Company Governing Documents or equivalent organizational or governing documents;

(b) Acquisitions and Mergers. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or other similar partnership;

(c) Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine, exchange or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(d) Material Contracts. (i) Enter into, amend or modify any (A) Material Contract or Contract that would (if entered into, amended or modified prior to the date hereof) constitute a Material Contract, (B) Contract requiring a novation, waiver, consent or notice in connection with the Merger or any of the other Transactions, (C) Contract providing for any material change in the obligations of any party thereto in connection with the Merger or any of the other Transactions or (D) Contract that will automatically terminate in connection with the Merger or any of the other Transactions, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Representative to perform any of their respective obligations under this Agreement or (C) prevent, delay or impair the consummation of the Merger or any of the other Transactions;

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(e) Issuance of Equity Interests. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the date hereof in accordance with the Company Equity Plan;

(f) Employees; Company Contractor. (i) Hire or engage any officer, employee or contractor, (ii) terminate the employment or engagement, change the title, office or position, or materially reduce the responsibilities of any officer, Company Employee or Company Contractor, or induce or encourage any officer, Company Employee or Company Contractor to resign from the Company, (iii) enter into, amend or extend the term of any employment or engagement agreement with any officer, Company Employee, or Company Contractor or Contingent Worker, (iv) enter into or negotiate any Contract with a labor union or collective bargaining agreement (unless required by applicable Law), (v) add any new members to the Company Board or (vi) make any representations or issue any communications to officers, Company Employees or Company Contractors regarding this Agreement or the Transactions, including any representations regarding offers of employment or engagement from Parent or any of its Subsidiaries or any of their respective Affiliates;

(g) Intellectual Property. (i) Transfer or license, other than in the Ordinary Course, from any Person any rights to any Intellectual Property or data, (ii) transfer or license to any Person, other than in the Ordinary Course, any rights to any Company Intellectual Property or Company Data, (iii) transfer or provide a copy of any Company Source Code to any Person (including any Company Employee or Company Contractor of the Company or any commercial partner of the Company), other than providing access to Company Source Code to Company Employees and Company Contractors involved in the development of the Company Products on a need to know basis in the Ordinary Course or (iv) disclose, use or otherwise fail to maintain the confidentiality of any Trade Secrets;

(h) Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the Ordinary Course;

(i) Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the Ordinary Course, or enter into any Contract with respect to the foregoing;

(j) Loans and Investments. Make any loans or advances (other than routine expense advances to current Company Employees consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness;

(k) Company Debt; Encumbrances; Capital Expenditures. (i) Incur or guarantee any Company Debt (other than Taxes), (ii) place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties or (iii) make any material capital expenditures, capital additions or capital improvements;

(l) Capital Expenditures. (i) Make any capital expenditures that, together with all other capital expenditures of the Company, exceed $25,000;

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(m) Payment of Obligations. (i) Pay, discharge or satisfy (A) any claim or Liability to any Person who is a stockholder of the Company or an officer or director of the Company (other than compensation due for services as an officer or director in the Ordinary Course) or (B) any claim or Liability arising other than in the Ordinary Course, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, (ii) defer payment of any accounts payable other than in the Ordinary Course or (iii) give any discount, accommodation or other concession other than in the Ordinary Course, in order to accelerate or induce the collection of any receivable;

(n) Insurance. Materially change the terms of, or terminate, any Insurance Policy, other than renewals in the Ordinary Course;

(o) Termination or Waiver. Cancel, release or waive any claims or rights held by the Company;

(p) Company Employee Plans; Pay Increases. Except as required by applicable Law or the terms of any Company Employee Plan in effect as of the date of this Agreement and disclosed on Section 3.17(a) of the Company Disclosure Schedule (i) adopt or amend any Company Employee Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under the Company Equity Plan, (ii) pay or promise to pay any bonus or special remuneration to any officer or Company Employee or any non-employee director or Company Contractor, (iii) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company of a bonus, commission or additional salary, compensation (of any type or form, including equity, equity-based or equity-linked compensation) or employee benefits to any such Person (including under any profit sharing, management by objective, incentive, gainsharing, competency or performance plan) or (iv) increase the salaries, wage rates, fees or other compensation (of any type or form, including equity, equity-based or equity-linked compensation) payable to its Company Employees, Company Contractors or Contingent Workers;

(q) Severance Arrangements. Grant or pay, or enter into (or make any commitment to enter into) any Contract providing for the granting of any severance, retention, change in control or termination pay, the creation of any retention-related pool of cash, stock or other payments, or the acceleration of vesting or other benefits, to any Person (in each case, other than payments or acceleration that have been disclosed to Parent and are set forth on Section 5.1 of the Company Disclosure Schedule);

(r) Lawsuits; Settlements. (i) Commence a Legal Proceeding or (ii) settle or agree to settle any pending or threatened Legal Proceeding;

(s) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change any Tax accounting period, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, enter into any Tax sharing, Tax indemnification, Tax allocation or similar agreement (other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) or closing agreement, settle any claim or assessment in respect of Taxes or surrender any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Accounting. Change any accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP upon the written advice of the Company’s independent accountants and after written notice to Parent;

(u) Interested Party Transactions. Enter into any Contract that, if entered prior to the date hereof, would be required to be listed on Section 3.20 of the Company Disclosure Schedule; and

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(v) Other. Take, or agree in writing or otherwise to take, (i) any of the actions described above or (ii) any action which would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company.

5.2 Information Statement.

(a) Promptly after the execution of this Agreement, but in no event later than [***] following the Written Consent Effective Time, the Company shall deliver an information statement (the “Information Statement”) in accordance with the requirements of Section 228 and 262(d)(2) of the DGCL, which shall, among other things: (i) summarize the terms of the Transactions, including the terms of this Agreement; (ii) notify any holder of Company Capital Stock who did not execute the Stockholder Written Consent of (A) the corporate action taken by those stockholders who did execute the Stockholder Written Consent, and (B) the availability of appraisal rights under Section 262 of the DGCL; (iii) contain copies of the financial statements that the Company is required to provide pursuant to Section 3.7 and such other information as required by the DGCL and applicable Law and reasonably requested by Parent; and (iv) request that the holders of Company Capital Stock who did not deliver a Stockholder Support Agreement on the date hereof execute and deliver to the Company a stockholder support agreement. The Company shall use its reasonable best efforts to cause the stockholder support agreements to be executed on or prior to the Closing Date by each holder of Company Capital Stock and shall not register transfers of Company Capital Stock that do not comply with the terms of the stockholder support agreement. The Company shall update, amend and supplement the Information Statement from time to time as may be required by applicable Law.

(b) If any holder of Company Capital Stock that is a party to, and subject to the drag-along provisions of, the Voting Agreement, has not executed and delivered a stockholder support agreement within [***] following delivery of the Information Statement, the Company shall, no later than [***] thereafter, take all actions required under Sections 3.2 and 4.2 of the Voting Agreement to cause such holder to execute and deliver such stockholder support agreement and any other all related documentation and take such other action in support of the Sale of the Company (as defined in the Voting Agreement), including obtaining the written approval of the Electing Holders (as defined in the Voting Agreement) and the approval of the Company Board, with the written approval of the Electing Holders specifying that Section 3 of the Voting Agreement applies to the Transactions, and, as applicable, causing a Proxyholder (as defined in the Voting Agreement) to execute and deliver such stockholder support agreement on behalf of such holder; provided that the conditions set forth in Section 3.3 of the Voting Agreement have been satisfied. For the purposes of this provision. “Electing Holders” shall having the meaning given in the Voting Agreement but in any case, shall include no less than [***].

(c) Within one (1) Business Day after the date hereof, the Company shall provide a draft of the Information Statement to Parent for Parent’s review and comment and approval (not to be unreasonably withheld, delayed or conditioned); provided, however, that Parent shall provide any comments and notify its approval or disapproval within [***] following receipt thereof. The Company agrees that information included in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that the foregoing shall not apply with respect to any information provided by Parent for inclusion in the Information Statement.

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5.3 No Solicitation of Transactions.

(a) The Company agrees that it will not, and that it will cause each of its Subsidiaries not to and will direct each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any agreements relating to any Competing Proposal, or (v) resolve, propose or agree, or authorize or permit any representative to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to and will direct its and its Subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective representatives with respect to any Competing Proposal, request the prompt return or destruction of all Confidential Information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Proposal previously granted to such Person.

(b) The Company shall promptly, and in any event within 24 hours of the Company obtaining knowledge of the receipt thereof, advise Parent in writing of any Competing Proposal, including the financial and other material terms and conditions of any such Competing Proposal (including any changes thereto) and the identity of the Person making any such Competing Proposal. The Company shall (i) keep Parent fully informed on a current basis of the status and material details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal exchanged between the Company or any of its Subsidiaries (or their representatives), on the one hand, and the Person making such Competing Proposal (or its representatives), on the other hand.

5.4 Anti-Takeover Statutes. The Company and the Company Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws become applicable to this Agreement, the Stockholder Support Agreements or the Transactions, including the Merger, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

5.5 Consents. Subject to the terms and conditions of this Agreement, the Parties will reasonably cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement prior to the Outside Date and to cause the conditions to the Merger set forth in ARTICLE 6 to be satisfied as promptly as reasonably practicable prior to the Outside Date, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable prior to the Outside Date. The Company shall use commercially reasonable efforts to obtain the consent, approval or waiver with respect to Material Contracts in connection with the consummation of the Transactions from third Persons to the extent reasonably requested by Parent after consulting with the Company in good faith regarding the request.

5.6 Notice of Developments. Without limiting the generality of Section 5.1, except to the extent (i) expressly permitted by the terms of this Agreement; (ii) required by applicable Law or (iii) expressly set forth in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE 8 and the Closing, the Company shall promptly notify Parent in writing, following gaining knowledge, of:

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(a) any written notice or other written communication from any Person alleging that the consent of or notice to such Person is or may be required in connection with the execution and delivery of this Agreement or consummation of the Transactions, including the Merger, except for such consents described on the Company Disclosure Schedule;

(b) any written notice or other written communication from any Governmental Authority delivered in connection with the Merger or this Agreement;

(c) (i) any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent, as the case may be, that relate to the consummation of any of the Merger, this Agreement or the Information Statement (each, a “New Litigation Claim”) and (ii) ongoing material developments in any New Litigation Claim; and

(d) any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement or any allegation that, if proven true, would result in the failure of the conditions to the Closing set forth in ARTICLE 6 not to be satisfied.

(e) No information obtained by Parent or Merger Sub pursuant to this Section 5.6 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein, and all such information shall be disregarded for the purpose of determining whether the conditions set forth in Section 6.2(a) have been satisfied and shall not be deemed to qualify any of the representations and warranties set forth in ARTICLE 3 in any respect. The Company shall consult Parent in good faith regarding the conduct of the defense of any New Litigation Claim.

5.7 Access. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE 8 and the Closing, to the extent not prohibited by applicable Law, the Company shall afford Parent and its Affiliates and representatives reasonable access during business hours and upon prior notice to (A) the Company’s properties, personnel, books, Contracts and records and (B) all other information in the Company’s possession concerning the business, properties and personnel of the Company as Parent may reasonably request. No information obtained by Parent during the pendency of the Transactions pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that (a) it would require the Company to disclose information (i) subject to attorney-client privilege, (ii) which would conflict with any confidentiality obligations to which the Company is bound or (iii) in violation of applicable Law, or (b) such access would unreasonably interfere with the conduct of the Business. Further, the Company must approve in writing in advance, and an officer of the Company must be present and included in, any communications with any Company Employee.

5.8 Public Announcements. The Company will not issue any press release or announcement concerning the Agreement or the Transactions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the issuance of any press release by Parent, Parent shall provide the Company with the opportunity to review and comment upon, and reasonably consult with the Company regarding, any such press release, and no such press release shall be issued prior to such consultation and prior to considering in good faith any such comments; provided, however, that the provisions of this Section 5.8 will not prohibit Parent from making or issuing (a) any disclosure required by any applicable Laws, including any disclosure necessary or desirable to provide proper disclosure under applicable securities Laws or under any rules or regulations of any securities exchange on which the securities of Parent may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Transactions.

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5.9 Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that any or all such 401(k) Plans shall not be terminated). No later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent, which such approval shall not be unreasonably withheld or delayed. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the Ordinary Course), then such charges and/or fees shall be included in Company Transaction Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date.

5.10 280G Stockholder Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to the Company has the right to receive any payments or benefits that could result in an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder), as soon as reasonably practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) as soon as reasonably practicable after execution of this Agreement, the Company shall deliver to Parent (A) waivers, in form and substance satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment, and (B) the parachute payment calculations prepared by the Company and/or its advisors. The form and substance of all stockholder approval documents contemplated by this Section 5.10, including the waivers, shall be subject to the prior review and comment of Parent. The Company shall provide such documentation and information to Parent for its review and comment no later than three (3) Business Days prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable and timely comments from Parent thereon.

5.11 Tax Matters.

(a) Tax Returns. Parent shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company that are first due (taking into account all extensions properly obtained) after the Closing Date and that relate in whole or in part to a Pre-Closing Tax Period (each, a “Parent Prepared Return”). In the event that any item reflected on any income or other material Parent Prepared Return could reasonably be expected to increase the amount of Taxes included in Company Debt or Company Transaction Expenses or result in a claim for offset pursuant to ARTICLE 7, Parent will submit such Parent Prepared Return to the Representative for review and comment at least twenty (20) days prior to the due date for filing such Parent Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), and shall consider in good faith any reasonable comments timely made by the Representative prior to filing such Parent Prepared Return.

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(b) Straddle Period. For all purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, payroll, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of any member of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and each entity in which the Company holds equity were closed at the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

(c) Tax Claims. Parent will provide the Representative with written notice of the assertion of any claim, or the commencement of any Legal Proceeding with respect to Taxes payable by the Company for Pre-Closing Tax Period that could reasonably be expected to increase the amount of Taxes included in Company Debt or Company Transaction Expenses or result in a claim for offset pursuant to (d) (a “Tax Contest”); provided, that, no failure of Parent in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are materially and adversely prejudiced as a result of such failure or delay. Parent shall control the defense, compromise or other resolution of any such Tax Contest; provided, that, the Representative shall have the right to participate in the defense of such Tax Contest and to employ its own counsel at Sellers’ expense. With respect to all Legal Proceedings and other claims relating to Taxes, the provisions of this Section 5.11(c) rather than Section 7.2(f) shall control.

(d) Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer Taxes and including any filing and recording fees, but not, for the avoidance of doubt, any capital gain Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Sellers. Parent and the Company (prior to the Closing) or the applicable Seller (after the Closing) shall reasonably cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(e) Tax Cooperation. Parent, the Surviving Corporation, their respective Subsidiaries, and the Representative shall reasonably cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, the filing of any amended Tax Return, and the conduct of any Tax Contests or other Tax proceedings, in each case with respect to a Pre-Closing Tax Period.

5.12 Data Room. One (1) Business Day prior to the date of this Agreement, the Company shall deliver to Parent, in electronic format, a true, correct and complete electronic copy of the contents of the virtual data room hosted by the Company’s service provider as of one (1) Business Day prior to the date of this Agreement.

5.13 Termination of Company Employees and Company Contractors. The Company shall terminate (i) the employment relationships with all Company Employees; and (ii) the engagements with all Company Contractors, in each case effective no later than the Closing Date and all costs associated with such terminations including without limitation any severance or termination pay, bonus, commission, accrued but unused vacation or other paid time off, shall be included in Company Transaction Expenses and shall be the responsibility of the Company to pay in a timely manner and in accordance with applicable law. Any severance, transaction bonus, or termination pay to any Company Employee or Company Contractor shall be conditioned on the Company Employee or Company Contractor entering into a separation agreement and general release in a form acceptable to the Parent.

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5.14 Employment and Consulting Agreements with Key Employees. The Key Employees shall enter into agreements with Parent or one of its Subsidiaries to be effective as of the Closing with (i) Sathiji Kathiresu Nageshwaran entering into an employment agreement (in substantially the form attached hereto as Exhibit H (the “Employment Agreement”)) and (ii) Harry Barber entering into a consulting agreement (in substantially the form attached hereto as Exhibit I (the “Consulting Agreement”)).

5.15 Increase to Authorized Parent Restricted Stock. Within ten (10) Business Days of the achievement of any Milestone, if needed, Parent agrees and covenants to take such action, in whatever manner as shall be necessary, to amend, or amend and restate the Parent Certificate of Incorporation, in order to increase the number of authorized shares of Parent Restricted Stock to ensure that there will be sufficient shares of Parent Restricted Stock available for issuance as Milestone Shares in accordance with Section 2.18.

5.16 Directors’ and Officers’ Indemnification and Insurance. For a period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to honor all rights to indemnification, advancement of expenses and exculpation from liability in favor of the current and former directors and officers of the Company with respect to acts or omissions occurring at or prior to the Effective Time, to the extent provided under the Company Charter, Company Bylaws or any indemnification agreement in effect immediately prior to the Effective Time. During such six (6) year period, Parent shall cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less favorable to such persons than those contained in the Company Governing Documents as of immediately prior to the Effective Time. Prior to the Closing, the Company shall obtain and fully pay the premium for a six (6) year tail directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the Effective Time on terms and with coverage no less favorable in the aggregate than the Company’s existing policy. The premium for such policy shall constitute a Company Transaction Expense.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligations of Each Party under This Agreement. The respective obligations of each party to effect the Merger and the other Transactions to which they are a party shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in a writing signed by each of the Company and Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company Governing Documents. A true and correct copy of the duly executed Stockholder Written Consent in the form attached hereto as Exhibit A, constituting the Requisite Stockholder Approvals, shall have been delivered to Parent.

(b) No Order. There shall not be any Law or Order in effect preventing consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any such Transactions to be rescinded, and no Legal Proceeding by a Governmental Authority shall be pending which seeks to prevent or enjoin any of the Transactions.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other Transactions to which they are a party are subject to satisfaction of the following additional conditions, any of which may be waived in writing exclusively by Parent (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law:

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(a) Representations and Warranties. (i) The representations set forth in Section 3.3 (Capitalization) shall be true and correct in all respects as of the date hereof and on and as of the Closing Date (other than any such representations and warranties which by their express terms are as of a specified date, which shall be so true and correct as of such date), other than de minimis inaccuracies; (ii) the Fundamental Representations (other than the representations set forth in Section 3.3 (Capitalization)) shall be true and correct in all respects on the date hereof and on and as of the Closing Date (other than any such representations and warranties which by their express terms are as of a specified date, which shall be true and correct in all respects as of such date); and (iii) the representations and warranties of the Company set forth in ARTICLE 3 (other than the Fundamental Representations) shall be true and correct in all material respects on the date hereof and on and as of the Closing Date (other than any such representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date), without giving effect to any limitation indicated by any “material,” “materially,” “in any material respect”, “Material Adverse Effect” or other similar qualifiers.

(b) Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Delaware Law. All approvals and consents required by the DGCL and applicable Law of the State of Delaware on the part of the Company and the Sellers have been approved and obtained.

(e) Third Party Consents and Notices. The Company shall have delivered to Parent copies of consents (signed by the applicable third Person) or notices, as applicable, provided to the third Persons specified or referenced in Section 6.2(e) of the Company Disclosure Schedule with respect to the consummation of the Transactions in a form that is reasonably acceptable to Parent.

(f) Termination of Agreements. The Company shall have delivered to Parent, evidence satisfactory to Parent, that the Company has terminated (or concurrently with the Closing will terminate), and shall have caused the other parties thereto to cause the termination of, any Contract set forth on Section 6.2(f) of the Company Disclosure Schedule effective prior to or at the Effective Time, without any Liability or ongoing obligations of the Company thereafter.

(g) No Outstanding Securities. Other than Company Securities, no Person has any Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a holder of Equity Interests of the Company is a party or by which it or its assets is bound, obligating the Company or such holder of Equity Interests of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

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(h) 280G Stockholder Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to the Company has the right to receive any payments or benefits that could result in an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder), as soon as reasonably practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) as soon as reasonably practicable after execution of this Agreement, the Company shall deliver to Parent (A) waivers, in form and substance satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment, and (B) the parachute payment calculations prepared by the Company and/or its advisors. The form and substance of all stockholder approval documents contemplated by this Section 6.2(h), including the waivers, shall be subject to the prior review and comment of Parent. The Company shall provide such documentation and information to Parent for its review and comment no later than three (3) Business Days prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable and timely comments from Parent thereon.

(i) Company Transaction Expenses. Parent shall have received written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Company Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from any member of the Company, in connection with services provided with respect to, or claims arising from, this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction Expenses that remain payable to such Person with respect to services rendered or claims accrued through the Closing Date.

(j) Stockholder Support Agreements. Parent shall have received a Stockholder Support Agreement, duly executed by each of the Key Stockholders, and such agreements shall not have been rescinded by any Key Stockholder.

(k) Drag-Along Rights Exercised. Parent shall have received evidence reasonably satisfactory to Parent that (i) the Electing Holders and the Company Board have approved the Transactions as a Sale of the Company (as defined in the Voting Agreement), with the written approval of the Electing Holders specifying that Section 3 of the Voting Agreement applies to the Transactions, (ii) the conditions set forth in Section 3.3 of the Voting Agreement have been satisfied and (iii) a Proxyholder has executed and delivered a stockholder support agreement on behalf of such applicable holder pursuant to Section 4.2 of the Voting Agreement.

(l) Restrictive Covenant Agreement. Parent shall have received the Restrictive Covenant Agreement, in substantially the form attached hereto as Exhibit E, duly executed by each Restrictive Covenant Party, and such agreement shall not have been rescinded by any Restrictive Covenant Party.

(m) Employment and Consulting Agreement. Parent shall have received an executed [***], and no Key Employee shall have rescinded, as applicable, his agreement or his acceptance of Parent or its Affiliate’s offer of employment or engagement, or otherwise indicated any intention to terminate his employment or engagement with Parent or its applicable Affiliate.

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(n) Resignations. The Company shall have delivered to Parent the written resignations of each Person who is a director or officer of the Company in his or her capacity as such, properly executed by each such Person.

(o) FIRPTA Matters. The Company shall have delivered to Parent (i) a properly executed certificate of the Company, in form and substance reasonably satisfactory to Parent, certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (ii) a notice of such certificate (to be provided to the IRS by Parent following the Closing) in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(p) Closing Certificate. The Company shall have delivered to Parent a certificate executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Sections 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(q) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary or an assistant secretary of the Company, properly executed by such Person, certifying as to its certificate of incorporation and bylaws and (A) resolutions of the Company Board and the written consent of the Company Stockholders adopting and approving this Agreement and the Transactions to which the Company is a party, including the Merger and (B) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder.

(r) Escrow Agreement. The Parent shall have received the Escrow Agreement, duly executed by each of the Escrow Agent and the Representative.

(s) Certificate of Good Standing. Parent shall have received a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which the Company is organized, as of a date not earlier than three (3) days prior to the Closing.

(t) Payout Spreadsheet. The Company shall have delivered to Parent the Payout Spreadsheet.

(u) SAFE Cancellation Agreements. The Company shall have delivered to Parent SAFE Cancellation Agreements duly executed by each Company SAFE Holder.

(v) Payoff Letters. Parent shall have received executed customary payoff letters in connection with the repayment of Company Debt set forth on Section 3.7(b) of the Company Disclosure Schedule (the “Payoff Letters”), evidence satisfactory to Parent of arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases to Parent as soon as practicable after the Closing, and a duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, from each Company Convertible Note Holder.

6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other Transactions is subject to satisfaction of the following additional conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE 4 shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of that date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date).

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(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all of their covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c) Closing Certificate. Parent shall have delivered to the Company a certificate executed by an authorized officer of Parent certifying on behalf of Parent that each of the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Secretary’s Certificate. Parent shall have delivered to the Company a certificate of the secretary or an assistant secretary of Merger Sub certifying as to the Parent Certificate of Incorporation, Parent’s bylaws and resolutions of the board of directors and sole stockholder of Merger Sub adopting and approving this Agreement and the Transactions to which Parent or Merger Sub are a party, including the Merger.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

(a) In accordance with and subject to the limitations set forth in this ARTICLE 7, from and after the Effective Time, each Seller, on a several and not joint basis with respect to each Seller in accordance with each Seller’s Percentage Interest, shall indemnify and hold harmless each of Parent, the Surviving Corporation and each of their respective Affiliates, officers, directors, partners, managers, equityholders, agents, employees and representatives or any investment banker, financial advisor, attorney, accountant or other advisor, agent or other representative of such Person (collectively, the “Parent Indemnified Parties”) from and against, and compensate and reimburse each of the Parent Indemnified Parties for the aggregate amount of any Damages incurred by a Parent Indemnified Party, directly or indirectly, resulting from or arising out of the following (whether or not involving a Third-Party Claim):

(i) any breach by the Company of any representation or warranty set forth in ARTICLE 3 or in the certificate delivered by the Company pursuant to Section 6.2(q) (other than to the extent related to any representation or warranty that is a Fundamental Representation);

(ii) any breach by the Company of any Fundamental Representation set forth in ARTICLE 3 or in the certificate delivered by the Company pursuant to Section 6.2(q) to the extent related to any Fundamental Representation;

(iii) any breach of any covenant or agreement of the Company contained in this Agreement required to be performed at or prior to the Closing;

(iv) any Company Debt to the extent unpaid as of the Closing and not included in the Post-Closing Adjustment;

(v) any Company Transaction Expenses to the extent unpaid as of the Closing and not included in the Post-Closing Adjustment;

(vi) any Indemnified Taxes to the extent not taken into account in the calculation of Company Debt or Company Transaction Expenses;

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(vii) any claims, whether direct, derivative, class or individual, by (A) any then current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), based upon, (I) the Merger, the other Transactions to which the Company is a party, or this Agreement, including the allocation of the Merger Consideration, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interests of the Company or any payment in connection with the Merger by virtue of such Equity Interests of the Company, including appraisal rights under any applicable Law (excluding cash payments to holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of Company Capital Stock had they received a portion of the Merger Consideration payable pursuant to Section 2.5 rather than exercising appraisal rights) or (C) any Person with respect to any Company Equity Plan or any other plan, policy or Contract providing for compensation to such Person in respect of a Company Security;

(viii) any claim by any Seller against any Parent Indemnified Party relating to the Payout Spreadsheet (including any future iteration of the Payout Spreadsheet delivered by the Representative), the Indemnity Release Spreadsheet or the Milestone Spreadsheet, including the allocation or disbursement of the Merger Consideration (other than as required to be paid by Parent or the Surviving Corporation, as applicable, pursuant to the terms of this Agreement);

(ix) any claim for Fraud solely in respect of the representations and warranties set forth in ARTICLE 3 of this Agreement or in the certificate delivered by the Company pursuant to Section 6.2(q); and

(x) any claim arising from the matters set forth on Schedule F.

(b) Notwithstanding the foregoing:

(i) the Parent Indemnified Parties shall not be entitled to indemnification, compensation and reimbursement of any Damages pursuant to Section 7.1(a)(i) unless and until the aggregate amount of all such Damages that the Parent Indemnified Parties, but for this clause (i) of this Section 7.1(b), which may be recovered under Section 7.1(a)(i) exceeds $10,000 (the “Basket”) (in which case the Parent Indemnified Parties shall be entitled to recover all Damages from first dollar of such Damages);

(ii) the aggregate amount of Damages the Parent Indemnified Parties shall be entitled to recover under Section 7.1(a)(i) shall not exceed the Escrow Amount;

(iii) notwithstanding anything else in this Agreement, (A) the aggregate amount of Damages the Parent Indemnified Parties shall be entitled to recover under Section 7.1(a)(ii) through Section 7.1(a)(x), inclusive, shall not exceed the value of the Merger Consideration that is due and payable under this Agreement, and (B) in no event shall any Seller’s Liability for Damages exceed the aggregate Merger Consideration actually received by such Seller and due and payable to such Seller (for the avoidance of doubt, Milestone Consideration shall be included in the foregoing cap only to the extent the applicable Milestone Event has been achieved in accordance with Section 2.18); provided, that, the foregoing limitation on the amount of Damages the Parent Indemnified Party may recover from the Seller shall not apply to Damages resulting from or arising out of Fraud committed by such Seller, but in no event shall any Seller have any Liability for Damages resulting from or arising out of Fraud committed by another Seller;

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(iv) For the sake of clarity, the Basket shall not apply to any claim for Damages arising out of, resulting from or in connection with the matters set forth in Section 7.1(a)(ii) through Section 7.1(a)(x), inclusive. Notwithstanding anything to the contrary contained herein, the Sellers shall not have any right of subrogation against the Company, Parent or Merger Sub with respect to the rights of any Parent Indemnified Party pursuant to this ARTICLE 7. The representations, warranties and covenants of the Company, and the Parent Indemnified Parties’ right to indemnification with respect thereto, shall not be affected, deemed waived or otherwise limited by reason of any investigation made by or on behalf of any Parent Indemnified Party or by reason of the fact that any Parent Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Parent Indemnified Party’s waiver of any condition set forth in ARTICLE 6, as the case may be. Parent shall have the right, irrespective of any knowledge or investigation of Parent, Merger Sub or their respective agents or representatives to rely fully on the representations, warranties and covenants contained herein. For purposes of determining the measurement of the amount of Damages pursuant to this ARTICLE 7 resulting from any such breach or inaccuracy of a representation or warranty or failure to perform any covenant, agreement or obligation (including for purposes of determining the existence of such breach or inaccuracy or the failure to so perform), all qualifications (in any form) as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or “knowledge” qualifications, contained in such representations, warranties, covenants, agreements and obligations shall be disregarded and have no force or effect.

(v) For purposes of this Agreement, Damages shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts recovered under insurance policies (for the avoidance of doubt, excluding any self-insurance program or similar arrangement) with respect to such Damages, and the net of any costs to recover such amounts. Any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages forming a basis for a claim for recovery under multiple provisions of this ARTICLE 7. Any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Exclusive Remedy. Except for the equitable remedies set forth in Section 9.2 or for any claims involving Fraud, from and after the Effective Time, the rights set forth in this ARTICLE 7 shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to the subject matter of this Agreement.

7.2 Mechanics of Claims.

(a) Claim Certificate. If any Parent Indemnified Party wishes to assert a claim pursuant to this ARTICLE 7, Parent shall (on behalf of Parent or any other Parent Indemnified Parties at issue) deliver to the Representative at the notice address set forth in Section 9.9 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to the Representative), a certificate signed by Parent (a “Claim Certificate”): (i) stating in good faith that one or more of the Parent Indemnified Parties has suffered or incurred Damages which are entitled to be recovered pursuant to Section 7.1 (the “Claimed Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Claimed Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of a Claim Certificate stating a bona fide claim for Claimed Damages, and notwithstanding any provision herein to the contrary, any distribution of the applicable Milestone Shares or the applicable Milestone Cash corresponding to the amount of Claimed Damages (calculated in accordance with this ARTICLE 7) shall be stayed pending final resolution in accordance herewith.

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(b) Claim Certificate Resolution. After the expiration of a period of twenty (20) Business Days following the time of delivery of a Claim Certificate to the Representative, the applicable Claimed Damages shall be deemed Owed Damages (as defined below), unless, prior to the expiration of such period of twenty (20) Business Days, the Representative objects in a written statement delivered to Parent to the claims made in the Claim Certificate, setting forth in reasonable detail the objections to the claim for Claimed Damages. For clarity and notwithstanding anything else herein, the failure to object by the Representative shall not be deemed to not be an admission of fault or that such Claimed Damages may ultimately be recovered under this ARTICLE 7. If the Representative shall timely object in writing to the Claim Certificate by Parent, the Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within sixty (60) days after such objection. If the Representative and Parent should so agree on a claim during such sixty (60) day period, a written memorandum setting forth such agreement of the Owed Damages shall be prepared and signed by such parties. If no agreement can be reached after good faith negotiation between the Representative and Parent pursuant to this Section 7.2(d), then the Sellers and the applicable Parent Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.10.

(c) Third-Party Claim Procedures. Notwithstanding anything else to the contrary, subject to the provisions of Section 7.2, all claims made under this ARTICLE 7 resulting from, related to or arising out of a Third-Party Claim shall be made in accordance with the following procedures. Parent shall give prompt written notification to Representative, on behalf of the Sellers (the “Indemnifying Party”) within thirty (30) days after receipt by the Parent Indemnified Party of notice of the commencement of any action, suit or proceeding relating to a Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, and shall describe in reasonable detail (to the extent then known by the Parent Indemnified Party) the facts constituting the basis for such claim and the amount of the Claimed Damages (a “Third-Party Claim Notice”). For purposes of this Section 7.2, if the Sellers, collectively, comprise the Indemnifying Party, then in each such case all references to such Indemnifying Party (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Representative acting on behalf of such Indemnifying Party. The Parent Indemnified Party shall assume control of the defense of such action, suit, proceeding or claim. The Indemnifying Party may participate therein at its own expense; provided, however, that the Indemnifying Party shall not have the right to assume or maintain control of the defense of any Third-Party Claim. The Parent Indemnified Party shall keep the Indemnifying Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Indemnifying Party with respect thereto. The Parent Indemnified Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Final Determination of Claims. The finally determined amount of Damages for such Claimed Damages pursuant to this Section 7.2 shall be deemed the “Owed Damages.” For the avoidance of doubt, any claims set forth in a Claim Certificate pursuant to this ARTICLE 7 (including Claim Certificates setting forth amounts to be subject to a party’s Offset Right), shall be finally resolved in accordance with the terms of this ARTICLE 7, including, as applicable, this Section 7.2(f).

(e) Surviving Corporation. The Parties acknowledge and agree that if the Surviving Corporation suffers, sustains or becomes subject to or incurs any Damages, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Person), Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Corporation, to suffer, sustain or become subject to or incur such Damages.

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(f) Payment of Damages.

(i) If a Parent Indemnified Party is entitled to Owed Damages pursuant to this Section 7.2, then, subject to the limitations contained in Section 7.1(b) and this Section 7.2(f), such Parent Indemnified Party (or Parent on behalf of such Parent Indemnified Party) may seek recovery from any source available to such Parent Indemnified Party pursuant to this ARTICLE 7; provided, that, a Parent Indemnified Party must seek to recover (i) first from the funds in the Escrow Account pursuant to joint written instructions executed by Parent and the Representative and delivered to the Escrow Agent, (ii) second, if the amounts remaining in the Escrow Account are insufficient to cover the full Owed Damages, or if the full Escrow Amount has been previously released to Parent or released to the Sellers, then Parent may offset the Owed Damages from any Milestone Consideration or MTL104 Revenue Payment (the “Offset Right”) that is due and payable to the Sellers pursuant to Section 2.18 as of such time, (iii) third, if there is no Milestone Consideration or MTL104 Revenue Payment that is due and payable to the Sellers, the Sellers shall pay to an account designated by Parent or the applicable Parent Indemnified Party, an amount in cash and/or a number of shares of Parent Capital Stock (in the proportion of the cash and shares (with such shares of Parent Capital Stock valued as provided in Section 7.2(f)(ii) below) that each such Seller has received pursuant to the term hereof; provided, that, in the event such Seller no longer holds such shares of Parent Capital Stock, such Seller shall pay any such Owed Damages in full in cash) equal to the Owed Damages in accordance with each such Seller’s Percentage Interest and (vi) fourth, if there is no Milestone Consideration or MTL104 Revenue Payment due and payable to the Sellers as of such time, or the Sellers fail to pay, in the aggregate, an amount in cash equal to the Owed Damages in accordance with each such Seller’s Percentage Interest, within twenty (20) Business Days, then Parent may offset the Owed Damages from any Milestone Consideration that becomes due and payable to the Sellers pursuant to this Agreement for such Seller’s unpaid portion of the Owed Damages.

(ii) In the case of the exercise of the Offset Right against the payment of any Milestone Shares hereunder, the amount of Damages which may be offset against such payment of Milestone Shares shall be determined as (A) a number of shares of Parent Restricted Stock equal to the applicable amount of Damages divided by the Parent Stock Price; provided, that the “determination date” for purposes of determining the Parent Stock Price shall be the date used for purposes of determining the number of Milestone Shares payment for the applicable payment for which Parent is seeking to offset under this ARTICLE 7.

(g) Specific Element of Consideration. The Offset Right is, without limitation, (i) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated herein and (ii) intended to be fully enforceable on the terms provided in this ARTICLE 7.

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7.3 Survival. Except as set forth in this Section 7.3, the period during which claims by a Parent Indemnified Party against the Company or any Seller for Damages may first be made (as applicable, the “Claims Period”) for Damages arising out of, resulting from, or in connection with the matters set forth in Section 7.1(a)(i) shall commence at the Closing and shall terminate at 11:59 p.m. ET on the date that is the fifteen (15) month anniversary of the Closing Date; provided, that, the Claims Period for Damages arising out of, resulting from, or in connection with Section 7.1(a)(ii) through Section 7.1(a)(x), inclusive, shall commence at the Closing and terminate upon the date that the 60th day following the expiration of the applicable statute of limitations; provided, further, that, the Claims Period for Damages arising out of, resulting from, or in connection with Section 7.1(a)(x), shall commence at the Closing and terminate six (6) years from the Closing Date; provided, further, that any representation, warranty or covenant as to which a claim shall have been asserted during the applicable Claims Period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 7.3 is shorter (or longer) than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to (or increased to) the survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding any other provision herein, no such expiration in this Section 7.3 shall affect the rights of any Parent Indemnified Party, under this ARTICLE 7 or otherwise, to seek recovery of Damages arising out of any claim for Fraud, which rights will survive until the sixtieth (60th) day following the expiration of the statute of limitations applicable to such claim for Fraud. The representations and warranties of Parent and Merger Sub contained in ARTICLE 4 of this Agreement shall survive for twelve (12) months from the Closing Date. Each covenant or agreement contained in this Agreement shall survive the Closing and remain in full force and effect until such covenant or agreement has been fully performed or fulfilled in accordance with its terms.

7.4 Release of Indemnity Amount. As soon as reasonably practicable following the date that is fifteen (15) months following the Closing Date (the “Escrow Expiration Date”), Parent and the Representative shall, subject to Section 7.5, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account, the Escrow Amount less the portion of the Escrow Amount having a value equal to the amount that Parent reasonably determines may be necessary to satisfy all unresolved, unsatisfied Claimed Damages specified in any Claim Certificate delivered to the Representative before the Escrow Expiration Date (collectively, “Unresolved Claims”, and such amount determined by Parent, the “Unreleased Escrow Amount”) to the Escrow Agent, for further distribution to the Sellers, as applicable, in accordance with a spreadsheet substantially similar to the Payout Spreadsheet delivered by the Representative to Parent that sets forth the portion of the Escrow Amount to which each Seller, as applicable, is entitled to (the “Indemnity Release Spreadsheet”). If there are any Unresolved Claims as of the Escrow Expiration Date, then the Escrow Agent shall retain the Unreleased Escrow Amount until all such Claimed Damages have been resolved and all amounts owed to the Parent Indemnified Parties satisfied therefrom, at which time Parent shall cause the remaining portion of the Unreleased Escrow Amount, if any, to be delivered to the Sellers, in accordance with the Indemnity Release Spreadsheet.

7.5 Payment of Escrow Amount. With respect to any portion of the Escrow Amount to be released to the Sellers, pursuant to Section 7.4, if any Seller, has not delivered to the Paying Agent or Parent, as applicable, the applicable and properly executed Payment Documents prior to the date on which a portion of the Escrow Amount is to be released or paid to such Seller, then any portion of the Escrow Amount that would otherwise be released or paid to such Seller, shall be held by Parent or the Paying Agent, without interest, until such Seller, has delivered such Payment Documents to the Paying Agent or Parent, as applicable.

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ARTICLE 8

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) Parent and the Company may terminate this Agreement by mutual written consent;

(b) Parent or the Company may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before 5:00 p.m. ET time on November 16, 2026, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”), provided, however, that such right to terminate shall not be available to any party whose material breach of this Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date;

(c) Parent may terminate this Agreement by giving written notice to the Company if the Stockholder Written Consent executed by Company Stockholders representing the Requisite Stockholder Approvals shall not have been obtained by the Company and delivered to Parent within one (1) Business Day of the date of this Agreement;

(d) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) the Company shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) or (ii) there shall have been a Company Material Adverse Effect; provided, however, that the right to terminate this Agreement under clause (i) of this Section 8.1(d) shall not be available to Parent if Parent is at that time in material breach of this Agreement;

(e) the Company may terminate this Agreement by giving written notice to Parent if Parent or Merger Sub shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Parent of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) or there shall have occurred a Parent Material Adverse Effect; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement; or

(f) by Parent or the Company, by written notice to the other, if any Order preventing the consummation of the Merger shall have become final and non-appealable; provided, that, the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose breach of this Agreement has been a principal cause of or primarily resulted in the entry of such Order.

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8.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to, and in accordance with the terms of, Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates; provided, that (a) this Section 8.2 and ARTICLE 9 and any related definition provisions in this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with (i) any Willful Breach of this Agreement prior to the date of such termination or (ii) Fraud.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses. Except as set forth in Section 9.16 or as otherwise expressly provided herein (including ARTICLE 8), each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Merger is consummated.

9.2 Remedies.

(a) The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the Chosen Courts to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.2, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 9.2 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.2 prior or as a condition to exercising any termination right under ARTICLE 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.2 or anything set forth in this Section 9.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE 8 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing Section 9.2(a) and Section 9.2(b), in no case shall any party be entitled to specifically enforce the terms of this Agreement or to seek equitable remedy in any court other than the Chosen Courts.

(c) Subject to Section 7.1(c), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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9.3 No Third-Party Beneficiaries. Except as set forth in ARTICLE 8 and the protections set forth in Section 5.16, this Agreement shall not confer any rights or remedies upon any Person other than the parties, the Parent Indemnified Parties and their respective heirs, representatives, successors and permitted assigns. The foregoing shall not adversely affect the Parent Indemnified Parties’ rights pursuant to any Stockholder Support Agreement and, for the avoidance of doubt, neither shall it have any impact on the obligations of each counterparty executing the same.

9.4 Entire Agreement. This Agreement, including the Schedules, Exhibits and Annexes hereto, the Company Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, representatives, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Representative (after the Closing) and the Company; provided, that, Parent and Merger Sub may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, (b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates or (c) any lender to Parent or any of its Affiliates as security for obligations to such lender.

9.6 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, as well as Docusign and similar electronic signatures, shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

9.7 Survival. The covenants and agreements and, subject to Section 7.3, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

9.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (upon confirmation of receipt by the receiving party in writing (including e-mail)) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or any Merger Sub, to:

Lexeo Therapeutics, Inc.

345 Park Avenue South, 6th Floor

New York, NY 10010

Attention: Youjin Choi, JD, Vice President, Associate General Counsel

Email: [***]

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle Lauzon

Email: DLauzon@goodwinlaw.com

(b) if to the Company, to:

Mantle Therapeutics Inc.

165 W 4th Street

New York, New York 10014

Attention: Harry Barber

Email: [***]

with a copy (which shall not constitute notice) to:

Decrypted Law LLP

355 S Grand Ave Ste 2450

Los Angeles, CA 90071

Attention: Alexander Daniels; Nareg Essaghoolian

Email: alexander@decryptedlaw.com; nareg@decryptedlaw.com

(c) if to the Sellers (after Closing) or to the Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day, and the receiving party confirms receipt in writing (including e-mail), and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and, provided, further, that no email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

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9.10 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”), (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9, in addition to any other method to serve process permitted by applicable Law.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.11 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, (a) prior to the Closing, by Parent, Merger Sub and the Company and (b) from and after the Closing, by Parent and Representative, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

9.12 Further Assurances. From and after the date hereof, upon the request of the Company, Parent, Merger Sub or, after the effective time, the Surviving Corporation, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transaction contemplated hereby.

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9.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

9.14 Disclosure Schedule. The Company Disclosure Schedule is arranged in sections and subsections corresponding to the sections and subsections contained in ARTICLE 3 and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Company Disclosure Schedule shall be deemed to be included in another section thereof solely to the extent the relevance of such disclosure to such other section, subsection or subpart is reasonably apparent on its face that such disclosure is responsive to any other section, subsection or subpart. Any information provided in the Company Disclosure Schedule is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall be deemed to not be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

9.15 Consent to Representation.

(a) Effective as of the Closing, Parent hereby waives and agrees not to assert, and Parent agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing of the Representative, any Seller, any of their respective Affiliates or any officer, employee or director of the Representative, any Seller, the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (each such matter, an “Applicable Matter”) by Decrypted Law LLP and any other legal counsel currently representing any Designated Person in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

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(b) Effective as of the Closing, Parent hereby agrees not to control or assert, and Parent agrees to cause the Surviving Corporation and each of its Subsidiaries not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Applicable Matter (“Deal Communications”), and agrees not to use or rely on, and to cause the Surviving Corporation and each of its Subsidiaries not to use or rely on, any such communications, in each case in connection with any Applicable Matter, including in connection with a dispute with Parent, the Surviving Corporation or any of their respective Affiliates (including, after the Closing, the Company and each of its Subsidiaries), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 1.3 or Section 259 of the DGCL, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person; provided, however, that any such privilege or protection that would be transferred to or retained by (as applicable), or vested solely in, the Company and its Subsidiaries in accordance with the foregoing shall, upon the Closing, be transferred to or retained by (as applicable) and vested solely in the Representative. Parent agrees to the take the steps necessary, and to cause the Surviving Corporation and each of its Subsidiaries to the take the steps necessary, to ensure that any such attorney-client privilege, work product protection or similar privilege or protection shall survive the Closing, remain in effect and be afforded the treatment described in the immediately preceding sentence. Further, Parent agrees that it will not, and that it will cause the Surviving Corporation not to, knowingly and purposefully, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Representative or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Parent or any Surviving Corporation has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from the Current Representation. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Representative and/or any Seller, or any of their respective directors, officers employees or other representatives, takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

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9.16 Representative.

(a) Appointment. At the Closing, Shareholder Representative Services LLC, shall be designated by the Sellers to serve as the Representative with respect to the matters set forth in this Agreement to be performed by the Representative. By voting in favor of the adoption of this Agreement, the execution of this Agreement (and/or delivery of an executed Stockholder Support Agreement, as applicable), and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Seller hereby irrevocably designates and appoints the Representative as the exclusive representative, agent, proxy and attorney‑in‑fact for such Seller as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto (including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, including to execute and deliver the Paying Agreement; (ii) to endorse and deliver any certificates or instruments of assignment as Parent shall reasonably request; (iii) to execute and deliver on behalf of such Seller any amendment, waiver, ancillary agreement and documents on behalf of any Seller that the Representative deems necessary or appropriate; (iv) to give and receive notices and communications to or from Parent or the Surviving Corporation (on behalf of itself or any other Seller) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Sellers individually); (v) object to claims pursuant to Sections 7.1; (vi) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (vii) to provide any consents or agreements hereunder, including with respect to any proposed settlement of any claims or to any amendment to this Agreement; (viii) to bring a claim seeking to recover, and if successful, recover amounts payable by Parent to any Sellers hereunder; and (ix) to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance). Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions (including the execution of any agreement or document) by the Representative on behalf of any Seller (to the extent authorized by this Agreement) shall be binding upon such Seller, and no such Seller shall have the right to object, dissent, protest or otherwise contest the same. Each Seller agrees that Parent shall be entitled to rely on any action taken by Representative, on behalf of such Seller, pursuant to this Section 9.16, and that each such action shall be binding on each Seller as fully as if such Seller had taken such action. No bond shall be required of the Representative.

(b) Authorization. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c) Actions by the Representative; Resignation; Vacancies. The Representative may resign from its capacity as the Representative at any time by written notice delivered to Parent. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the holders of a majority in interest of the former holders of Company Securities upon not less than ten (10) days’ prior written notice to Parent, in which case the references to Representative shall include the replacement.

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(d) No Liability; Expenses; Indemnification. The Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify (based on each such Seller’s respective Seller’s Percentage Interest in the Merger Consideration compared to the Merger Consideration received by all Sellers, which Percentage Interests at all times shall sum to 100% coverage of the Representative Losses (as defined below)), defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement, under the Paying Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that, in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Sellers pro rata according to each such Person’s respective Seller’s Percentage Interest of the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund, and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, however, that while this Section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in good faith by the Representative), withhold from any distribution of the Expense Fund an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The Sellers acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(e) Expense Fund. At the Closing, Parent shall wire to the Representative the Expense Fund Amount. The Expense Fund Amount shall be held by the Representative in a client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Losses incurred pursuant to this Agreement or (ii) paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of the Representative’s gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for any corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any such interest or earnings. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall deliver the remaining Expense Fund (if any) to the Paying Agent for further distribution to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

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(f) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 9.16(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Parent Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

Parent:

LEXEO THERAPEUTICS, INC.

By:	/s/ R. Nolan Townsend
Name:	R. Nolan Townsend
Title:	Chief Executive Officer

Merger Sub:

MAGMA MERGER SUB INC.

By:	/s/ Louis Tamayo
Name:	Louis Tamayo
Title:	President

Company:

MANTLE THERAPEUTICS, INC.

By:	/s/ Harry Barber
Name:	Harry Barber
Title:	Chief Executive Officer

Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Jennifer Henley
Name:	Jennifer Henley
Title:	Director

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Schedule A

Key Stockholders

[***]

Schedule B

Restrictive Covenant Parties

[***]

Schedule C

Example Net Working Capital Calculation

[***]

Schedule D

Company SAFEs and Company Convertible Notes

[***]

Schedule E

Key Employees

[***]

Schedule F

Special Indemnity Schedule

[***]

Schedule G

Company Disclosure Schedule

[***]